`                                     Page: 1

    Canada Southern Petroleum Ltd. v. Amoco Canadian Petroleum Company Ltd.,
                                  2001 ABQB 803
                                                                  Date: 20010914

                    IN THE COURT OF QUEEN'S BENCH OF ALBERTA
                          JUDICIAL DISTRICT OF CALGARY

                                                           Action No. 9001-03466
BETWEEN:

               CANADA SOUTHERN PETROLEUM LTD., MAGELLAN PETROLEUM
                  CORPORATION AND PANTEPEC INTERNATIONAL, INC.

                                                                      Plaintiffs
                                     - and -


              AMOCO CANADA PETROLEUM COMPANY LTD., AMOCO PRODUCTION
         COMPANY, AMOCO CANADA RESOURCES LTD., (FORMERLY DOME PETROLEUM
           LIMITED), ANDERSON OIL AND GAS INC., (FORMERLY COLUMBIA GAS
        DEVELOPMENT OF CANADA LTD.), MOBIL OIL CANADA, LTD., IMPERIAL OIL
        RESOURCES LIMITED (FORMERLY ESSO RESOURCES CANADA LIMITED), MOBIL
                 RESOURCES LTD. AND MOBIL OIL CANADA PROPERTIES

                                                                      Defendants
AND BETWEEN:

                     COLUMBIA GAS DEVELOPMENT OF CANADA LTD.
                         (now ANDERSON OIL AND GAS INC.)

                                                       Plaintiff by Counterclaim
                                     - and -


               CANADA SOUTHERN PETROLEUM LTD., MAGELLAN PETROLEUM
             CORPORATION, PANTEPEC INTERNATIONAL INC., AMOCO CANADA
              RESOURCES LTD., AMOCO CANADA PETROLEUM COMPANY LTD.,
        CANADIAN SUPERIOR OIL LTD., (now MOBIL RESOURCES LTD.) MOBIL OIL
           CANADA LTD. IMPERIAL OIL LIMITED and ESSO RESOURCES CANADA
                  LIMITED (now IMPERIAL OIL RESOURCES LIMITED)

                                                      Defendants by Counterclaim

AND BETWEEN:
                                                           Action No. 8901-15660



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                                     Page: 2

                         CANADA SOUTHERN PETROLEUM LTD.

                                                                       Plaintiff
                                     - and -


                  COLUMBIA GAS DEVELOPMENT OF CANADA LTD., DOME
                PETROLEUM LIMITED, AMOCO PETROLEUM COMPANY LTD.,
            MOBIL OIL CANADA LTD., and ESSO RESOURCES OF CANADA LTD.

                                                                      Defendants

AND BETWEEN:
                              Action No. 8801-13549

                    AMOCO CANADA PETROLEUM COMPANY LTD., DOME
                 PETROLEUM LIMITED and AMOCO PRODUCTION COMPANY

                           Plaintiffs by Counterclaim

                                     - and -


               CANADA SOUTHERN PETROLEUM LTD., MAGELLAN PETROLEUM CORPORATION, PANTEPEC INTERNATIONAL LTD., ALLIED-SIGNAL INC.,
          HOME OIL COMPANY LIMITED, KERN COUNTY LAND COMPANY, COLUMBIA
        GAS DEVELOPMENT OF CANADA LTD., CANADIAN SUPERIOR OIL LTD., ESSO
               RESOURCES OF CANADA LTD., and MOBIL OIL CANADA LTD.

                           Defendants by Counterclaim



             -------------------------------------------------------
                              REASONS FOR JUDGMENT
                                     of the
                       HONOURABLE MR. JUSTICE D.I. MACLEOD
             -------------------------------------------------------



APPEARANCES:

                                     Page: 3

V.A. MacDonald and J.P. McMahon
         for Canada Southern Petroleum Ltd., Magellan Petroleum Corporation and Pantepec International, Inc.

D.O. Sabey, Q.C., R.W. Thompson, J.N. Craig, V.R. Prather for Amoco Canada Petroleum Company Ltd., Amoco Canada Resources Ltd., formerly Dome Petroleum Limited and Amoco Production Company

J.B. D. Malone, Q.C., J.L. Lebo, Q.C., M.H. Hollins for Anderson Oil & Gas Inc., formerly Columbia Gas Development of Canada Ltd.

K.J. Warren, M.E. Mestinsek, P.W. Nykyforuk and R.J. Robinson for Mobil Resources Ltd, formerly Canadian Superior Oil Ltd., Mobil Oil Canada Ltd. and Mobil Oil Canada Properties

L.R. Duncan, Q.C., M.W. McCachen and T. Palfy for Imperial Oil Resources Limited, formerly Esso Resources Canada Limited

                                                 TABLE OF CONTENTS
                                                                                                      Paragraph No.

I.       INTRODUCTION.............................................................................................1

II.      ISSUES...................................................................................................6

III.     BACKGROUND

         A.       THE PARTIES....................................................................................10

         B.       THE HISTORY....................................................................................17

         C.       THE ACTIONS...................................................................................101

IV.      ANALYSIS

         A.       THE PROPER PARTIES............................................................................111

         B.       THE MARKETING CLAIM

                  1.       Contractual Obligations

                           a)       Positions of the Parties....................................................118
                           b)       Direct Privity..............................................................123
                           c)       Assignment..................................................................125


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                                     Page: 4

                           d)       Novation....................................................................145
                          e) Incorporation by Reference
                                     i)     The 1966 Agreement..................................................152
                                    ii)     The 1977 Agreement..................................................155
                           f)       Implied Obligation to Market................................................161
                           g)       The Status of Imperial......................................................166
                           h)       The Duration of the Obligation..............................................170
                           i)       Scope of the Obligation.....................................................184

                  2.       Equitable and Property Law Considerations

                       a) Are Any of the Defendants Bound
                                    by a Fiduciary Obligation?..................................................194
                                    i)      Joint Venture.......................................................209
                                    ii)     Operator............................................................212
                                    iii)    Fact Based Analysis.................................................215
                           b)       Does Clause 3.1(D) Run With the Land?.......................................231

                  3.       Satisfaction of Any Obligations

                           a)       Positions of the Parties....................................................239
                           b)       The Business Judgment Rule..................................................261
                           c)       The Pre-1986 Period.........................................................263
                           d)       The Post-1986 Period........................................................265

                  4.       Conclusion and Remedies .............................................................269
                           ------------------------

         C.       THE CARRIED INTEREST CLAIM

                  1.       Introduction and Positions...........................................................279
                           --------------------------

                  2.       Application of Fiduciary Law.........................................................282
                           ----------------------------

                  3.       The Plaintiffs' Right to Challenge Expenditures......................................283
                           -----------------------------------------------

                  4.       The Plaintiffs' Right to Audit.......................................................288
                           ------------------------------

                  5.       The Good and Workmanlike Standard....................................................292
                           ---------------------------------

                  6.       The Nature of the Good and Workmanlike Standard......................................298
                           -----------------------------------------------

                  7.       The Plaintiffs' Admission............................................................302
                           -------------------------

                  8.       Analysis.............................................................................305
                           --------




                                     Page: 5

                           a)       Revamp of the Facilities....................................................306
                           b)       The I-48 Well Workover......................................................318

                  9.       Conclusion...........................................................................324
                           ----------

         D.       THE PROCESSING FEE ISSUE

                  1.       Basis for a Gas Processing Fee.......................................................325
                           ------------------------------

                  2.       Background...........................................................................327
                           ----------

                  3.       Analysis.............................................................................329
                           --------

                  4.       Conclusion...........................................................................337
                           ----------

V.       FINDINGS

         A.       LIMITATIONS...................................................................................340

         B.       PRAYERS FOR RELIEF............................................................................341

         C.       COSTS.........................................................................................352

VI.      APPENDIX...........................................................................................Page 89


I.       INTRODUCTION

[1] This case is about a gas field in the Yukon called Kotaneelee. The relevant time frame extends from the mid-fifties, when permits were issued by the Government of Canada to explore, to the present, with the field still in production, and into the future, 2010, when it is estimated production will cease.

[2] The Plaintiffs were the holders of the permit covering land within which Kotaneelee was established. In 1959, the Plaintiffs farmed out a 50% interest in the oil and gas rights to a group of companies that can loosely be described as predecessors in interest to the present Defendants. The farmout agreement contained a provision that the Defendants' predecessors would "assure the earliest feasible development and marketing of oil and/or gas found on the properties."

[3] By the mid 1960s, the Defendants' predecessors had earned their interest in the lands and in 1966 the Plaintiffs' working interest was converted into a carried interest. Accordingly, the Plaintiffs were not responsible for the costs incurred in developing the field and would not share in the revenue from the field until sales exceeded costs. In 1977, the Defendant

                                     Page: 6

Anderson, then known as Columbia, agreed to drill a well and act as operator in order to earn a 1/3 working interest from all of the other parties.

[4] By the end of the 1970s several successful gas wells had been drilled, a dehydration plant constructed and the field had been connected to the Westcoast Transmission Pipeline in the area. Some sales were made to Westcoast in 1979 and 1980 on a best efforts basis, but these sales ceased and the plant was mothballed in 1983. In 1989 and 1990, steps were taken to demothball, revamp and reopen the plant. Sales recommenced in 1991 and have continued to the present.

[5] Several times over the years the Plaintiffs took the position that the field was not being developed and marketed in accordance with the obligations contained in the original Farmout Agreement. As a result, in the mid-sixties proceedings were commenced and discontinued in the Yukon and, in 1987, commenced in Florida. In late 1988 both the Florida court and this court, in litigation arising from the Florida proceedings, determined that Alberta, not Florida, was the appropriate jurisdiction for litigation between the parties. Subsequently, the Plaintiffs commenced proceedings in Alberta in 1989 and 1990. Those suits, together with a counterclaim left over from the earlier Alberta action in response to the Florida proceedings, have culminated in these Reasons for Judgment.

II.      ISSUES

[6] The issues in the action generally arise in two areas: the marketing of the gas by the Defendants; and the amounts included, or not included, in the carried interest account for expenses incurred by the Defendants in developing the field, constructing and revamping the plant, and producing the gas.

[7]      The issues relating to marketing can be briefly stated as follows:

         a) Did the Defendants, or any of them, owe an express or implied contractual obligation or a fiduciary duty to the Plaintiffs to market gas from the Kotaneelee gas field, and if through express contractual language did it arise through direct privity, novation, assignment or incorporation by reference?

         b) Did any obligation to market terminate under the terms of the relevant Agreements or by some other event, or was it a continuing obligation?

         c)       Did the obligation, if any, run with the land?

         d) If an obligation to market did extend to any or all of the Defendants, was it breached by any or all of them and, if so, when?

         e)       What damages, if any, flowed from such breach or breaches?

                                     Page: 7

         f) Are the Plaintiffs entitled to any other remedies instead of or in addition to damages?

[8]      The issues relating to the carried interest account can similarly be stated as follows:

         a) What part, if any, of the carried interest account calculated by the Defendants is disputed by the Plaintiffs?

         b) What obligations to the Plaintiffs arise from the agreements with respect to the disputed items, and which Defendants are under those obligations?

         c) Were any such obligations breached by the Defendants, or any of them, and if so, to what remedies are the Plaintiffs entitled?

         d) Should the carried interest account include an amount for a gas processing fee with respect to gas processed in the plant constructed by the Defendants upstream of the connection to the Westcoast Pipeline?

[9]      Additional issues raised in this litigation include:

         a) Whether Alberta or the Yukon Territories is the forum conveniens for all issues relating to the Kotaneelee field and whether a permanent anti-suit injunction should be issued;

         b)       Whether the proper parties are before the Court;

         c) Whether the Plaintiffs' claim is barred by the Limitations of Action Act, R.S.A. 1980, c. L-15 or the doctrine of laches.

III.     BACKGROUND

A.       THE PARTIES

[10]     The Plaintiffs in this action are Canada Southern Petroleum Ltd.
("Canada Southern"), Magellan Petroleum Corporation ("Magellan") and Pantepec International, Inc., ("Pantepec"). These three Plaintiffs hold a 30%, 2.67%, and 0.67% carried interest respectively in Kotaneelee, and are referred to collectively as "C-M-O."

[11]     Canada Southern, which has been carrying on business in Canada since the early 1950's, and Magellan, which is incorporated in Delaware, are both oil and gas companies. Pantepec, formerly Oil Investments, Inc. ("Oil Investments"), is also incorporated in the state of Delaware.

                                     Page: 8

[12]     The Defendants include Amoco Canada Petroleum Company Ltd. ("Amoco
Canada"), Amoco Canada Resources Ltd. ("Amoco Resources"), formerly Dome Petroleum Limited ("Dome"), Dome in its own name and Amoco Production Company ("Amoco Production") a Delaware corporation. Collectively, when appropriate, they have and will be referred to as "Amoco" or "the Amoco Group." They are all oil and gas companies carrying on business in Canada and in the United States.

[13]     The Defendant Anderson Oil & Gas Inc. ("Anderson") is a wholly owned subsidiary of Anderson Exploration Ltd., a Canadian oil and gas producer. Anderson was formerly known as Columbia Gas Development of Canada Ltd. ("Columbia"), another Defendant.

[14]     The Defendant Imperial Oil Resources Limited ("Imperial"), is an oil
and gas producer which was formerly known as Esso Resources Canada Limited ("Esso"), another Defendant.

[15]     The Defendants Mobil Oil Canada Ltd., Mobil Oil Canada Properties and
Mobil Resources Ltd, formerly Canadian Superior Oil Ltd., which is also a Defendant by Counterclaim, (collectively "Mobil"), are oil and gas producers in Canada and in the United States.

[16]     The Defendants are the current working interest owners in Kotaneelee.

B.       THE HISTORY

[17]     What follows in this section is taken largely from the briefs of the parties and while I believe it is generally an accurate and fair account of the events described it is intended more as background than as formal findings of fact. Where it is necessary for my specific conclusions, I have attempted to express my findings of fact more precisely in the analysis portions of these Reasons.

[18]     On June 14, 1956, Neil W. Tracy of Calgary was granted a series of permits by the Federal Department of Northern Affairs and Northern Resources authorizing him to explore for oil and natural gas on a huge tract of land stretching from the southeast corner of the Yukon Territory eastward through the Northwest Territories. Included in those permits was permit 1007, located in the Yukon, which covers the area now known as Kotaneelee. The total amount of lands covered by the permits exceeded 1.25 million acres.

[19]     In the 1950's, American entrepreneur William F. Buckley and his family controlled a number of companies around the world. They were usually small, had few employees and limited finances. Canada Southern Petroleum Ltd. was one of them. Like many of the Buckley family of companies, Canada Southern's modus operandi was to explore and identify geological prospects in frontier areas, upgrade them with surface geology and seismic and then solicit larger oil companies with greater financial resources to come in and, in exchange for an interest in the property, finance the drilling of wells and the development of the prospect.

                                     Page: 9

[20]     On May 2, 1957, Mr. Tracy assigned his interest in his northern permits, including permit 1007, to Canada Southern in consideration for a 2.5% royalty from any production from those lands.

[21]     After Canada Southern obtained its interest from Mr. Tracy, two other
Buckley family companies became involved by obtaining a 12.5% interest each in the permits. These were Oil Investments Inc. and Magellan Petroleum Corporation, both Panamanian corporations. Through a series of corporate restructures and transfers in the 1960's, those two companies' interests are now held by Pantepec International Inc. and Magellan Petroleum Corporation, both Delaware corporations. Together, these three companies are the Plaintiffs and have been referred to in the various agreements and this litigation as the C-M-O Group.

[22]     In 1959, the C-M-O Group commenced discussions with a number of companies in order to enlist their assistance in the exploration and development of the permitted area. The incentive was to allow those other companies to farm into the lands, including permit 1007. On June 25, 1959, the C-M-O Group entered into an agreement with Home Oil Company Limited ("Home"), Signal Oil & Gas Company ("Signal"), Alminex Limited ("Alminex"), United Oils, Limited ("United") and Kern County Land Company ("Kern").1 C-M-O's new co-venturers were collectively referred to in the 1959 Agreement and in this litigation as the H-S Group.

[23]     The 1959 Agreement provided that 50% of the C-M-O Group's working interest was transferred to the H-S Group in the following proportions: Home, 12.5%; Signal, 25%; Alminex, 5%; United, 2.5%; and Kern, 5%. As consideration for obtaining their respective interests, the 1959 Agreement provided that the H-S Group was to pay C-M-O $3,500,000 in four installments over four years. Additionally, the H-S Group was obliged to drill a minimum of five exploratory wells on or before May 28, 1964. One of those wells was to be drilled on the western block of the properties which included permit 1007.

[24]     As a further consideration for the interest they acquired, the H-S
Group agreed, in clause 3.1(D), to "assure the earliest feasible development and marketing of oil and/or gas found on the properties." The Agreement also included an operating procedure (Schedule "B") and an accounting procedure (Schedule "C").

[25]     In the 1959 Agreement Home was designated the managing operator and thereby given the authority under the operating procedure to conduct exploration, development and operations on the lands on behalf of all the parties. The remaining parties, including the Plaintiffs, were designated "non-operators" under the accounting procedure and "joint operators" under the operating procedure.

-----------
1 Exhibit 9


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                                    Page: 10

[26]     By March of 1962, five wells had been drilled on the properties. The second well was a gas find but has always been and still remains shut-in. The other four were classified as dry and abandoned.

[27]     During the 1961-62 period, a number of additional agreements were executed between the parties to facilitate further drilling and exploration. Included in these was a rearrangement of the respective interests of the members of the C-M-O Group. They divided their joint 50% working interest so that Canada Southern would hold 90% or 45% of the whole, and Magellen and Oil would each have 5%, or 2.5% each of the whole.

[28]     By agreement dated November 22, 1961, the H-S Group assigned one-half of its interest in the properties to Pan American Petroleum Corporation
("Pan Am"), now the Defendant Amoco Production. Pan Am agreed to assume one-half of the obligations of the H-S Group under the 1959 Agreement. In a letter dated January 30, 1962, Pan Am gave notice of the assignment to the C-M-O Group and agreed to be bound by all of the terms and provisions of the 1959 Agreement.
Pan Am also proposed a novation agreement but that was never accepted by the C-M-O Group.

[29]     The somewhat disappointing early results from drilling led to a decision to drill two further wells. One of these wells was located on permit 1007 known as the Panam et al A-1 Kotaneelee YTP-50. Drilling began in April of 1962 and small amounts of gas were found but the well was ultimately suspended on September 23, 1963.

[30]     On September 27, 1962, Signal assigned its remaining 12.5% working interest in the property to Dome Petroleum, now known as the Defendant Amoco Resources. In a letter to the C-M-O Group dated September 28, 1962, Dome agreed to assume all of Signal's obligations and to be bound by all of the terms and provisions of the 1959 Agreement.

[31]     On February 27, 1963, Magellan proposed to drill a well on permit 1007 at its own expense and risk. On March 1, 1963, Canada Southern confirmed it would join Magellan in the cost of drilling the new well. Gas was found as a result of drilling what was called the I-27 well, but it was not considered a commercial discovery and the well was suspended.

[32]     As a result of the I-27 find, Canada Southern asserted that an obligation has arisen to develop and market gas from the properties, and specifically on permit 1007. By letter dated April 17, 1964, Canada Southern demanded the other working interest owners begin development and marketing of gas and, in particular, demanded a continuous drilling program take place on permit 1007. That position was reiterated in a further letter dated May 25, 1964 which again asserted that the H-S Group had obligations concerning development and marketing of the lands.

[33]     No further development occurred, notwithstanding Canada Southern's letters, except for one attempted rework of the I-27 well in which only Dome and Canada Southern participated, the other working interest owners having opted out.

                                    Page: 11


[34]     On October 27, 1964, Kern assigned its remaining interest in the properties to Dome. Dome gave notice of this assignment to the C-M-O Group and the other working interest owners by letter dated February 5, 1965. The letter confirmed that under the assignment agreement Dome agreed to assume all of Kern's obligations under the 1959 Agreement and to be bound by all of its terms and provisions.

[35]     On March 2, 1965, the C-M-O Group filed a Statement of Claim in the
Yukon Territorial Court naming all other working interest owners, except Dome,as Defendants. Among the relief sought the Plaintiffs asked for a declaration that the Defendants had breached their obligation to assure the earliest feasible development of the gas found on permit 1007.

[36]     While this litigation was proceeding, Home and United assigned their remaining interest in the lands to Dome. The assignment was dated July 16, 1965, and notice of the assignment was given by Dome to the C-M-O Group, as well as Pan Am and Alminex. Once again, Dome agreed to be bound by the terms and provisions of the 1959 Agreement.

[37]     By July of 1965, the parties and their respective interests were:
C-M-O, 50%; Alminex, 2.5%; Pan Am, 25% and Dome, 22.5%.

[38]     On May 17, 1966, the C-M-O Group launched a second action in the Yukon
Territorial Court, this time including Dome as a Defendant. That action sought advice and direction from the court respecting a number of additional matters which had arisen between the parties.

[39]     In 1966 the parties entered into discussions regarding the properties and the ongoing litigation. This resulted in an agreement being executed in November, taking effect April 1, 1966, between the C-M-O Group, Alminex, Pan Am, Dome and a Dome subsidiary, Provo Gas.2 The latter four parties were referred to as A-D-P in that Agreement and recognized as parties or assignees of parties to the 1959 Agreement.

[40]     The 1966 Agreement amended the terms of the 1959 Agreement in various respects, the most important of which was the conversion of the C-M-O Groups' interest in the lands from a 50% working interest to a 50% carried interest. Carried interest provisions, "attached to and forming part of" the 1959 Agreement were contained in Schedule "D". These provisions relieved the C-M-O Group from any obligation to contribute to the costs of exploration and development and, in exchange, their rights as working interest owners or joint operators were limited. Schedule "D" provided that the C-M-O Group was only entitled to receive 50% of the revenue from any particular block on the lands when sales exceeded expenses for that block. Schedule "D" also provided that the C-M-O Group could propose and carry out its own operations and convert at any time to a working interest owner, subject to various adjustments.

--------
2 Exhibit 32


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                                    Page: 12

[41]     Article 9 of Schedule "D" provided that the working interest owners were to give the C-M-O Group notice if they proposed to construct "gas gathering systems and a gas processing plant for the purpose of putting natural gas from that block or blocks into a marketable state or otherwise to process the gas for the removal of liquids and/or sulphur." The C-M-O Group then had an option to participate and, if it decided not to, a processing fee would be charged for gas processed through the plant based on a formula devised by the Alberta Public Utility Board in the Shell Jumping Pound decision in December of 1961.

[42]     After the 1966 Agreement was signed, the C-M-O Group filed a notice of discontinuance of the second Yukon action. No further action was taken in the first Yukon lawsuit and it too was eventually discontinued in October of 1976.

[43]     On November 24, 1966, Dome was appointed operator of the properties.
Between 1966 and 1968, four wells were drilled on the properties but none on permit 1007. Each well was classified as dry and abandoned. Apparently no further work, other than seismic, was done on the property covered by Permit 1007 until 1977.

[44]     Meanwhile,  exploration activity was also taking place on lands near permit 1007. Amoco Canada was exploring its wholly owned interests in the Beaver River field in northern British Columbia and the southern Yukon, and at its Pointed Mountain field north of permit 1007.

[45]     In June of 1968, Amoco Canada, as nominee for Pan Am, entered into a gas sales agreement with Westcoast Transmission Company Ltd. ("Westcoast") as the buyer. The "contract area" encompassed by the agreement included the Pointed Mountain and Beaver River fields and permit 1007. Westcoast then began construction of a pipeline to the Beaver River and Pointed Mountain fields. On June 30, 1969, Pan Am, in a general conveyance of assets, assigned all of its interests, including its interest in the Kotaneelee area, to Amoco Canada. In that agreement, Amoco Canada agreed to assume Pan Am's obligations under any agreements relating to the assigned assets. It does not appear that notice of this assignment was formally sent to the C-M-O Group or the other working interest owners.

[46]     By November of 1969, Amoco Canada had developed sufficient reserves in its Beaver River and Pointed Mountain fields to satisfy the requirements of its agreement with Westcoast. Kotaneelee was not developed or used for that Westcoast contract.

[47]     During this time, Westcoast constructed a raw gas gathering line from its Fort Nelson gas processing plant to the Beaver River field and extended it to Pointed Mountain in 1972. Amoco Canada commenced sales of gas from the Beaver River field to Westcoast in October of 1971, and from Pointed Mountain field in 1972.

[48]     Meanwhile, in January of 1969, the federal government issued oil and gas leases covering the Kotaneelee area naming Dome, Canada Southern and Pan Am as joint lessees. In November 1970, Dome entered into a general exploration agreement for a large area in

                                    Page: 13

northern Canada, including permit 1007, with Columbia Gas Development Corporation, the American parent of the Defendant Columbia Gas Development of Canada Ltd. This was the first involvement that Columbia had with respect to the lands. In 1971 the American parent assigned its Dome contract to the Defendant Columbia which, in 1974, earned an interest in Dome's interest in the area.

[49]     In the early 1970's, two major events occurred in British Columbia which had an impact on efforts to sell Kotaneelee gas. The first was the 1973 failure of Amoco Canada's Beaver River gas field. This had disastrous results for Westcoast which was then unable to meet its domestic and export contract requirements. Faced with domestic shortages, the British Columbia government pressured federal authorities, with the result that the Beaver River shortages were allocated entirely to the export customer, Northwest Pipeline. This caused outrage in the American gas industry and led to some mistrust of British Columbia and the Westcoast system as a reliable gas supplier. Meanwhile, Westcoast scrambled to find replacement gas and eventually contracted with Pan Alberta Gas Ltd. This meant Westcoast had sufficient supply to satisfy its obligations. Ultimately Westcoast had an oversupply as the Pacific Northwest began to wean itself from high-priced Canadian gas and promote fuel conservation and fuel switching techniques.

[50]     The second major event in the early 1970s was the agreement between the
British Columbia Petroleum Corporation ("BCPC") and Westcoast dated November 13, 1973 (the "B.C. Agreement"). BCPC had been formed by the B.C. government after a commission recommended its creation as a cure for low wellhead prices and depressed exploration and development in the Province. The B.C. Agreement provided that BCPC would purchase from British Columbia producers all of the gas necessary for Westcoast to supply its sales contracts. In turn, Westcoast purchased the gas from BCPC and then transported and delivered it to its sales customers. The only minor exceptions were small volumes purchased by Westcoast from Amoco's Pointed Mountain field in the Northwest Territories, and small amounts from Alberta through Westcoast Alberta. The result was effectively a "lock-up" giving preference to B.C. sourced gas until about 1985.

[51]     Other political and economic developments had an impact on gas markets in the 1970s and into the 1980s. The 1973 Arab oil embargo and resulting federal policy initiatives increased the export price of natural gas dramatically. In the United States fuel conservation measures were introduced in response to the Arab embargo which substantially reduced demand for imports of Canadian gas. The combination of higher prices and lower demand caused a significant decrease in U.S. markets for Canadian producers.

[52]     In the summer of 1976 discussions began between Canada Southern and
Columbia about the possibility of Columbia farming into the lands. Columbia was also talking to Westcoast to see if there was a market for gas that might be produced from those lands. Westcoast wanted proof of reserves and deliverability, but at that time there was no drilling taking place and the Kotaneelee field had not been established or tied into any pipelines.

                                    Page: 14

[53]     On February 1, 1977, Columbia entered into a letter agreement with
Amoco Canada, Dome, Alminex and Canada Southern, for itself and on behalf of its' partners Magellan and Oil.3 In exchange for drilling and completing a test well in the vicinity of the I-27 well, Columbia would obtain an interest in some of the lands (Block A) from each of the working interest owners, and 16.665% of the C-M-O Group's carried interest would be converted to a working interest and assigned to Columbia. The 1977 Agreement acknowledged the 1959 and 1966 Agreements as the "existing agreements" and amended certain of their terms and provisions to account for Columbia's involvement. Further, the 1977 Agreement provided that Columbia would be the operator on Block I, a portion of the properties in Block A, and conduct those operations in accordance with the existing agreements.

[54]     On June 9, 1977, four months later, Columbia, by agreement, conveyed a beneficial interest in a portion of its own interest in the lands to the Defendant Imperial.4 In that agreement Imperial agreed to participate with Columbia in the drilling of the test well and agreed to be subject to the terms of the 1959 and 1966 Agreements. Imperial assigned its interest to the Defendant Esso on August 31, 1978.5

[55]     Columbia completed the drilling of the H-38 (later designated the B-38)
test well in the fall of 1977, thereby earning its interest in the properties. Thus, the working interest ownership at Kotaneelee was: 31.21% Dome; 18.75% Amoco Canada; 33.333% Columbia; 15% Esso; and 1.875% Alminex, now the Defendant Mobil Resources Ltd. The C-M-O Group was and still is in a 33.333% carried interest position.

[56]     The H-38 well established what became the Kotaneelee field. Following the first exploratory well, several additional wells were drilled on Kotaneelee over the next few years. At least two were gas wells, the E-37 and I-48. There was also a re-working of the I-27 well but it retained its status as a shut in well and has never been produced. With the completion of the I-48 well in 1980, Kotaneelee was capable of delivering over 70 mmcf per day of raw gas into the Westcoast system for processing at the Fort Nelson gas processing plant.

[57]     In addition to the drilling of these wells at Kotaneelee, certain common facilities such as roadways, runways etc. were constructed during the period 1977 through 1980. During this same period of time Columbia constructed a facility, the nature of which is at issue in this litigation. The field was also tied into the Westcoast pipeline system.

[58]     By the time the Kotaneelee field was established, prospects for gas sales were poor as a result of lower-priced alternative fuels in the U.S., the distrust of and antipathy toward the

------------
3 Exhibit 50
4 Exhibit 52
5 Exhibit 55

                                    Page: 15

Westcoast system engendered by the handling of the shortages after the Beaver River failure, and the increase in indigenous B.C. production following the implementation of the B.C. Agreement. Nonetheless, on November 1, 1978, Columbia, on behalf of all parties, entered into a gas sales agreement with respect to the Kotaneelee lands with Westcoast (the "1978 Westcoast Agreement").6

[59]     During the time frame 1979 through 1980, 1 billion cubic feet of natural gas was sold from Kotaneelee to Westcoast producing approximately $3 million in revenue. The 1978 Westcoast Agreement was a best-efforts agreement, and because of the then existing gas marketing environment, purchases tapered off and ceased by the end of 1980. By that time the National Energy Program had been announced and was taking its toll on the energy industry.

[60]     At around the same time the parties tried to negotiate a more formal agreement to replace the 1977 letter agreement. However, nothing further was ever executed between the C- M-O Group and the present working interest owners.

[61]     In April of 1979, Columbia, on behalf of all of the Kotaneelee participants, entered into a contract for the sale of Kotaneelee gas to its affiliate, Columbia Gas Transmission Corporation, in the northeastern United States. The two parties then made the necessary applications to their respective national regulatory agencies for approval. Columbia obtained an export permit from the National Energy Board ("NEB") but its affiliate was unable to obtain import approval from the U.S. authorities and eventually the agreement was terminated.

[62]     In 1981, Canadian Superior Oil Ltd. acquired an interest in the
Kotaneelee lands when it amalgamated with Alminex. On June 15, 1988, Canadian Superior transferred its interest in Kotaneelee to Mobil Oil Canada Properties, a partnership between Mobil Resources Ltd. and Mobil Oil Canada Ltd. Mobil Properties continues to hold that interest. In 1991, Canadian Superior changed its name to Mobil Resources Ltd.

[63]     In March of 1982, a third gas sales agreement for Kotaneelee gas was concluded with Westcoast as buyer and Texas Gas Transmission Corporation ("Texas Gas") in the southwestern United States as ultimate purchaser. Although export approval was received from the NEB to allow for the export of gas to service this contract, Texas Gas was unable to secure an import licence from the American regulatory authorities, and in January of 1985, Texas Gas terminated the contract, no gas having been delivered.

[64]     On December 6, 1982, the Kotaneelee working and carried interest owners met to discuss a proposal by Amoco Canada to mothball the Kotaneelee facilities and shut in the wells. Amoco Canada was concerned that the cost of maintaining the facilities was high and in a regulated, high-priced market prospects for sales were remote. Canada Southern representatives attended the meeting and voiced objections to the proposal because of the effect

--------------
6 Exhibit 1317

                                    Page: 16

shutting in might have on marketing initiatives. However, as a carried interest owner, it did not have a vote. The Kotaneelee working interest owners ultimately voted to mothball the facility and shut in the wells with Columbia voting against the plan. The mothball operation was conducted in early 1983 and the field was shut in.

[65]     Columbia reported the mothballing to the Canada Oil and Gas Lands
Administration ("COGLA"). It was initially agreed that the wells and facilities would be inspected monthly by Columbia and COGLA in anticipation the field would reopen in November of 1983 to fulfill the contract with Texas Gas. That inspection schedule later changed to once a year. From 1983 to 1989, approximately 20 inspections were made with COGLA present at 11 of them.

[66]     On October 31, 1985, the "Halloween Agreement" was concluded between the producing Provinces and the federal government. This agreement, and the so-called Western Accord signed March 28, 1985, were intended to remove federal regulation on crude oil and petroleum product prices and to bring about deregulation of natural gas prices. The goal was to bring about competition as existing contracts expired and access to pipeline capacity increased. Needless to say, this kind of government activity was welcomed in the oil and gas patch.

[67]     From 1984 to 1986, the parties sought markets for Kotaneelee gas and discussions to this end were held with, among others, Lear Petroleum and Producer's Gas regarding a potential sale into the California Enhanced Oil Recovery ("EOR") market. No agreement was concluded. Canada Southern and Columbia pursued further EOR markets but regulatory barriers continued to be an impediment. Dome considered Kotaneelee gas for its Western Liquid Natural Gas Project to sell liquified natural gas to Japanese customers. Due to financial setbacks, Dome was unable to continue with the project and its partners, Unocal and Petro- Canada, abandoned the project in 1986 when it became uneconomic after the collapse of oil prices.

[68]     In July of 1986, Columbia's manager of marketing signed a letter of intent with Inland Natural Gas Marketing Ltd. ("Inland") which was sourcing a supply of gas for a number of industrial customers on its system in southern British Columbia. The other Kotaneelee working interest owners disapproved of that sale and Columbia terminated negotiations.

[69]     The topic of marketing Kotaneelee gas was a matter of some interest to
Canada Southern board members who, on September 24, 1986, met with representatives of Columbia. Apparently, a representative of Columbia indicated at that meeting that a market was available for Kotaneelee which had been turned down by a working interest owner. Neither the market nor the working interest owner was immediately identified. Naturally, this news caused a bit of a stir at Canada Southern's offices, although it did not particularly pursue the matter with Columbia or the other working interest owners.

[70]     On January 20, 1987, Columbia representatives again met with members of
Canada Southern's board. While there does not appear to have been further discussion of the turned- down market, Canada Southern's representatives were apparently told that interest would be

                                    Page: 17

charged on the carried interest account. By this time, the reported Kotaneelee costs were approximately $63 million. This news caused considerable concern to Canada Southern whose board members wondered if payout could ever occur under such circumstances. Ultimately Canada Southern and its sister companies Magellan and Pantepec responded with litigation.

[71]     On May 5, 1987, Amoco Canada's management committee passed the following:

         AUTHORIZED treatment of 'carried' partners' gas in Amoco operated areas. ... only Amoco-owned gas contracted to long-term higher-priced markets is allocated exclusively to these markets. Amoco gas would be allocated first from 100% Amoco w.i. wells and secondly from Amoco wells co-owned with partners. The remaining Amoco gas 'released' from these long-term contracts, and all carried partners' gas would be allocated to Amoco's lower-priced short-term markets . . . 7

[72]     In June of 1987, Dome began negotiations to sell gas from its Cypress field in northeastern British Columbia near Kotaneelee to Washington Natural Gas ("WNG"), a large utility located in the Pacific Northwest. These negotiations resulted in Dome signing a firm long-term export contract with WNG for the sale of Cypress gas. Dome apparently considered reopening Kotaneelee to backstop the WNG contract for one year while production facilities were being constructed in the Cypress field. Instead, it opted to purchase gas from third parties and brokered that gas to fulfill its obligations to WNG.

[73]     Meanwhile, in April of 1987, Amoco Canada began negotiating to acquire the shares of Dome. A Plan of Arrangement was executed and filed in September of 1988. On May 1, 1989, Dome amalgamated with Hudson's Bay Oil and Gas and changed its name to Amoco Canada Resources Ltd. The shares of Amoco Resources are wholly owned by Amoco Canada. As a result, Amoco became the dominant interest holder in Kotaneelee with just under half of the working interest.

[74]     In August of 1987, Columbia received a solicitation from Inland which was again tendering for industrial gas. The pricing proposed was not as favourable as had been discussed a year earlier and Columbia did not submit a bid believing the proposal would not have been acceptable to the other Kotaneelee working interest partners.

[75]     In the summer of 1987, Canada Southern commenced an action in the
United States District Court in Tallahassee, Florida against Allied-Signal Inc. ("Allied") the successor-in-interest to Signal, one of the original members of the H-S Group. Canada Southern was seeking just under $847 million from Allied for, inter alia, damages from an alleged breach of clause 3.1(D), the marketing clause set out in the 1959 Agreement.

--------
7 Exhibit 428

                                    Page: 18

[76]     Early on in the Florida litigation, Allied made an application to dismiss the action because indispensable parties, namely the present and other past working interest owners, were not before the court. That application was opposed by Canada Southern which argued that the present working interest owners had not been novated into the 1959 Agreement and that Allied was still obligated under the terms of that Agreement. Allied's application was initially denied by a Florida court.

[77]     In September of 1988, Allied brought suit in Alberta against Amoco
Canada, Dome, Amoco Production and the Plaintiffs for indemnity for any liability that might result from the Florida litigation. Amoco counterclaimed against the Plaintiffs and all of the past and present working interest owners of Kotaneelee. That counterclaim forms part of this trial.

[78]     In December of 1988, Mr. Justice Medhurst of this court granted an application brought by the three Amoco Plaintiffs by Counterclaim for an interlocutory anti-suit injunction restraining the Plaintiffs, the C-M-O Group, from proceeding in any forum other than Alberta. At that time the Florida action was nearing trial and Allied had renewed its application for dismissal. Upon considering Justice Medhurst's Order and reasons, the Florida court granted Allied's dismissal application. Appeals were launched from the Florida and Alberta orders but were ultimately abandoned.8

[79]     Meanwhile in B.C., two privatization initiatives in 1988 had a substantial impact on the natural gas industry in that province. First, Inland and B.C. Hydro's Gas Division combined to form B.C. Gas Inc. Second, BCPC was taken over by a large group of producers which ultimately led to a name change to CanWest Gas Supply Inc. on August 1, 1990. Existing contracts to supply gas to B.C. Gas Inc. were all scheduled to expire on November 1, 1991, and the upcoming expiry of these contracts opened a large market for producers to supply gas to B.C. and Columbia, on behalf of the Kotaneelee participants, explored these possibilities.

[80]     Further marketing efforts in 1988 included discussions by the various
Kotaneelee participants with ProGas, an aggregator; Shell and Mobil regarding EOR projects in California; Alberta & Southern Gas Co. Ltd.(A&S); and Union Gas in southwestern Ontario, among others.

[81]     In early 1989, Columbia informed its working interest partners that it had a potential sale for Kotaneelee gas to Michigan Consolidated ("MichCon"), a gas purchaser in the U.S. midwest. Amoco initially said it did not support the proposed sale due to concerns about transportation, the lack of take obligations and the price. After further discussions and correspondence on the prospect, Amoco told Columbia it could support a sale if certain conditions could be negotiated into the contract. By then, MichCon was no longer interested.

--------
8  Transcript page 1652, Exhibit 249

                                    Page: 19

[82]     In 1989 and 1990 discussions continued with B.C. Gas and BCPC for the sale of Kotaneelee gas into the B.C. market and with various and other assorted buyers in the U.S. Contracts to which Kotaneelee gas was dedicated in part were successfully negotiated with two co-generation projects in New England and deliveries commenced in 1992. In April 1990, Columbia and BCPC concluded a contract for a one year supply of gas beginning in November of 1990.

[83]     In early 1989, Columbia began to consider the reactivation of the
Kotaneelee facility in the hopes that markets were improving, particularly as a result of its ongoing discussions with BCPC and B.C. Gas. O'Rourke Engineering Ltd. ("O'Rourke") was retained to review the historical file and design information, conduct a plant inspection and recommend possible modifications to improve performance. O'Rourke was also asked to provide cost estimates for their review and inspection, and cost estimates and schedules for any work they recommended.

[84]     Overall, O'Rourke's reports were positive about the state of the facilities, indicating that there was no significant external corrosion and that ultrasonic testing had disclosed minimal internal corrosion. However, O'Rourke did not disassemble any equipment or remove cladding on piping to check for corrosion prior to reaching this conclusion.

[85]     Reactivation or modification of the Kotaneelee facility required approval from COGLA, and Columbia began discussions with that body about reopening the field. At that time there was heightened public awareness of environmental matters and COGLA expressed concerns about airborne emissions. COGLA had no regulations in force but Columbia was encouraged to follow draft regulations which were expected to be approved.

[86]     On October 27, 1989, a lawsuit was filed in Alberta by Canada Southern against Columbia, Dome, Amoco Canada, Mobil Oil Canada Ltd. and Esso Resources of Canada Ltd. This action sought declarations that interest could not accrue on the joint account and that the costs of the gathering lines and dehydration systems, built in the late 1970's, were expenditures for the joint account. That lawsuit forms part of this trial.

[87]     On December 6, 1989, the Kotaneelee owners met and it was decided that
Columbia would act as project manager on the revamp project, using engineering consultants for specialized engineering design and bid specifications. An Authority for Expenditures ("AFE") sent to the working interest owners in January of 1990 estimated a cost of just over $4 million for the modification, turnaround and start-up of the Kotaneelee gas production facilities. Ultimately, it cost three times as much as that estimate.

[88]     The AFE included the cost of a vapour recovery unit ("VRU") because
COGLA had apparently insisted sulphur dioxide emissions be reduced to zero in keeping with their previously expressed environmental concerns. The Plaintiffs' are of the view that the VRU was unnecessary.

                                    Page: 20

[89]     In March of 1990, a lawsuit was filed in Alberta by Canada Southern against the Amoco Group, Anderson, Mobil Oil Canada Ltd. and Imperial. The statement of claim has been amended twice and the style of cause now includes Magellan and Pantepec as Plaintiffs, and Mobil Resources Ltd. and Mobil Oil Canada Properties as Defendants. It is in this lawsuit that the Plaintiffs claim the present working interest owners have breached their marketing obligations.

[90]     In the meantime, Columbia retained Quantel, a Calgary engineering firm, to prepare a detailed design, conduct procurement activities and develop construction plans for the revamp project. A construction supervisor was hired and the plan was to complete the project by October of 1990 for a November 1st start-up. Physical work began with the mobilization of men and heavy equipment in late June of 1990.

[91]     When dismantling began, severe and unexpected corrosion was discovered that had not been anticipated in the O'Rourke inspection reports. The scope of the project changed as a result and caused significant delays and considerable cost increases. In early September, Columbia sent a status report to the Kotaneelee participants addressing the delay and enclosing a supplemental AFE in the amount of $4.8 million to cover the increased costs.

[92]     Columbia had also prepared a plan to service the I-48 well and an AFE was circulated and approved. COGLA also gave this plan its blessing. Work began in July of 1990 and almost immediately severe corrosion of the tubing and downhole equipment was discovered. A scale cleaning operation was also undertaken which resulted in a tubing failure. In August of 1990 further work was done on the well resulting in a second tubing failure which caused joints of tubing to be blown out of the hole injuring some of the workers on the site. In March, of 1991 the Kotaneelee participants agreed to sidetrack the well.

[93]     In August of 1990, Amoco retained Bob McTague of Optima Engineers
("Optima") to fly to Kotaneelee, conduct an inspection and prepare an independent report on Columbia's operations. Mr. McTague was not impressed. In September of 1990 Optima was retained to take over construction management of the revamp project. Costs continued to rise and a second supplemental AFE was issued on November 5, 1990. The revised project estimate was now nearing $12 million. The job was completed in February of 1991.

[94]     On November 2, 1990, the Kotaneelee working interest owners voted to replace Columbia with Amoco Canada as operator. Shortly after, Amoco Canada requested Columbia turn over the production facility but refused to take over as operator of the Kotaneelee wells. At a meeting in February of 1991, the working interest owners agreed to postpone the change of operatorship until March 1992, in part because of the ongoing litigation. Columbia remained interim operator until the wells and plant could be taken over by one agreed upon operator.

[95]     On March 8, 1991, Amoco Canada, Columbia and Esso entered into long-term contracts with B.C. Gas Inc. with deliveries slated to begin in November 1991 when B.C. Gas Inc.'s existing contracts were scheduled to expire.

                                    Page: 21


[96]     On the same day, those Defendants and Amoco Resources entered into an agreement (the "Participants' Agreement") which provided as follows:

         Article 1 - Purpose of this Agreement

         Each Participant will exercise good faith in observing the intent of this Agreement, which is to require each participant to maximize production and sales of natural gas from Kotaneelee under BCGI Contracts, even though the BCGI contracts permit each Participant to produce and sell natural gas from sources of natural gas supply, other than Kotaneelee. No Participant will unreasonably reduce its deliveries from Kotaneelee by reallocating nominations under the BCGI Contracts (B.C. Gas Contracts), to sources of gas supply, other than Kotaneelee, with the effect that part or all of that Participant's share of Kotaneelee production is required to be sold under the BCGI Contract of another Participant, resulting in a net reduction of natural gas sales from Kotaneelee.9

[97]     On December 31, 1991, Anderson Exploration Limited purchased all of the shares of Columbia and changed the company's name to Anderson. In July of 1992, Amoco Canada indicated it was satisfied with Anderson as operator and withdrew its intention to take over.

[98]     Anderson continued as operator of Kotaneelee and began issuing
Kotaneelee payout status reports to Canada Southern. On May 12, 1997, Anderson sent a payout statement to Canada Southern and, for the first time, advised in a cover letter that the recorded operational costs included the costs of the plant, as they always had, despite disagreement on the point between the working interest owners. Amoco Canada, Dome and Amoco Production had, of course, already put the plant costs at issue when they filed their 1988 counterclaim seeking a declaration that C-M-O had no ownership in the plant and that the C-M-O Group was subject to a gas processing fee.

[99]     In the summer of 1999, C-M-O received a payout status report from Amoco
Canada which included a retroactive gas processing fee in the range of $83 million to $122 million, depending on whether interest was included.

[100]    Because of the delay in the revamp of the facilities, the delivery of gas to BCPC pursuant to the short term contract with Columbia did not begin in November of 1990 as originally planned. Instead, deliveries began in February of 1991 and in November 1991 gas deliveries began to B.C. Gas Inc. pursuant to the long term contracts signed eight months earlier. Gas from Kotaneelee has flowed continuously since then and the field is expected to produce until 2010.

--------
9 Exhibit 90

                                    Page: 22

C.       THE ACTIONS

[101]    There are three actions before the Court for determination.

[102]    Action 9001-03466 has come to be known as the CSP damages action. This claim was filed in March of 1990 by Canada Southern against the Amoco Group, Anderson, Mobil Oil Canada Ltd. and Imperial. The statement of claim was amended twice and the style of cause now includes Magellan and Pantepec as Plaintiffs, and Mobil Resources Ltd. and Mobil Oil Canada Properties as Defendants, all of which were added on November 17, 1993. It is in this action that the relief claimed by the Plaintiffs includes damages for breach of contract, in particular the marketing clause, various remedies for breach of fiduciary duty and an order declaring the proper amount of the carried interest account. At one time there was a plethora of third and fourth parties involved in the action, but by May of 1996 these actions had all been discontinued.

[103]    Action 9001-03466 also includes a counterclaim brought by Columbia against Canada Southern, Magellen, Pantepec, Amoco Resources, Amoco Canada, Canadian Superior Oil Ltd., Mobil Oil Canada Ltd., Imperial Oil Limited and Esso. All of the Defendants by counterclaim, except Magellen and Pantepec, have filed defences (or amended defences as the case may be). In this counterclaim, Columbia seeks an order that it is entitled to an undivided one-half interest in some of the lands, an order requiring Canada Southern and Amoco to assign this interest to it in accordance with the agreement between the parties and an order that all the Defendants by counterclaim pay Columbia their proportionate share of a gas export license obtained at some unstated time by Columbia. As against Canada Southern, the last claim is made by way of a setoff with respect to the issue of the carried interest account in the main claim.

[104]    Anderson argued its counterclaim is only relevant if the Plaintiffs recover judgment in the main action, and it "reserves the right to address the Court in respect of the issues raised" in its counterclaim. Nowhere in its briefs are there any references to any evidence called directly relating to these issues or that might be relevant to this claim. Nor did the Plaintiffs refer to any evidence relevant to this claim, indeed, they did not refer to the existence of this counterclaim at all.

[105]    Notwithstanding Anderson's attempt to reserve the right to address the
Court relating to these matters, in the absence of any evidence or argument I consider this counterclaim to have been abandoned.

[106] The second action (No. 8801-13549) started as a claim by Allied Signal against Amoco Canada, Dome, Amoco Production and the Plaintiffs. Essentially, this action was a response by Allied to the Plaintiffs proceeding against it in Florida for breach of the marketing covenant. In the Alberta action, Allied sought indemnity from the Defendants should it be found liable in Florida. What is left of that action is a counterclaim brought by those three Amoco Group Defendants (i.e. not Amoco Canada Resources) against the Plaintiffs and Mobil

                                    Page: 23

Oil Canada Ltd., Canadian Superior Oil Ltd., Columbia and Esso Resources of Canada Ltd. Discontinuances were filed against other Defendants by counterclaim, members of the original H-S Group by May of 1996.

[107]    Along with other relief sought in its counterclaim, the three Amoco
Plaintiffs by counterclaim sought an injunction against the Plaintiffs (Defendants by counterclaim) continuing their action in Florida, and a declaration that Alberta was the forum conveniens for all matters between the parties. On December 14, 1988, Justice Medhurst granted an interlocutory anti-suit injunction that enjoined the Plaintiffs from continuing the Florida litigation against Allied. A Florida Judge concurred and the Florida action was dismissed later that month. Meanwhile in Alberta, leave to continue proceeding with the counterclaim was granted by Justice Lomas in January of 1996, and Allied discontinued its indemnity claim. The counterclaim seeks declarations that any obligation to assure the earliest feasible development and marketing of natural gas had either expired, been eliminated or satisfied; that neither the H-S Group nor their successors and assigns were liable to the Plaintiffs for any alleged failure to develop and market oil and/or natural gas from the Kotaneelee lands; and that the cost of the Kotaneelee gas plant should not be charged to the carried interest account but rather is owned by the working interest owners and the Plaintiffs must pay a processing fee.

[108]    Obviously, there is considerable overlap between the CSP damages action and the issues raised in Amoco's counterclaim. The main difference is the issue relating to the gas processing fee. This action has become known as "Amoco's counterclaim" or the "gas processing fee claim."

[109]    The third proceeding (No. 8901-15660) was filed October 27, 1989 by
Canada Southern against Columbia, Dome, Amoco Canada, Mobil Oil Canada Ltd. and Esso Resources of Canada Ltd. In this action, referred to as the CSP declaratory action, Canada Southern seeks declarations that interest cannot accrue or be charged upon expenditures for the joint account made by the Defendants and expenditures for gathering lines and dehydration equipment are expenditures for the joint account.

[110]    The CSP declaratory action and the CSP damages action were consolidated by order of Mr. Justice Lomas on December 15, 1994. In that same order it was determined that the case and evidence relating to Amoco's counterclaim would be heard at the same time as the consolidated action. The trial of all these actions began September 3, 1996. After 336 days of trial and the introduction of 1,772 Exhibits, closing arguments were heard February 6, 2001.

IV.      ANALYSIS

A.       THE PROPER PARTIES

[111]    Amoco raises the issue whether the Plaintiffs Pantepec and Magellan, added to the CSP damages action in 1993, are properly parties in this litigation. They also raise the issue of the addition of these two Plaintiffs in the context of limitations which will be addressed later in

                                    Page: 24

these Reasons. Amoco correctly points out that these two Plaintiffs are Delaware corporations, and not Panamanian as were Magellan and Oil Investments, the two original members of the C-M-O Group with Canada Southern. The Panamanian corporations were signatories to the 1959 and 1966 Agreements, and in the 1977 Agreement all the parties acknowledged that Canada Southern was authorized to execute that Agreement on behalf of "its partners." Amoco argues there is no or insufficient evidence that the Delaware corporations named in the actions are the successors to the Panamanian corporations. Further, Amoco submits Canada Southern has not shown that it had the authority to bring the damages action on behalf of the two Delaware corporations in 1990 when Canada Southern, in its statement of claim, referred to suing "on behalf of itself and two other parties," or in 1993 when the claim was amended to officially add the two Delaware corporations as Plaintiffs.

[112]    None of the other Defendants appear to have taken a position on this point outside the context of limitations. It is presumed, however, that they agree with Amoco's position insofar as Mr. Warren, in closing argument on behalf of all of the Defendants, referred to the Plaintiffs Magellan and Pantepec as the "Delaware corporations," "the purported assignees of Magellan and Oil Investments of Panama."10

[113]    Canada Southern tendered documentation to establish that the named
Delaware corporations are the successors in interest to the original Panamanian members of the C-M-O Group.11 I also heard testimony from Benjamin Heath, South Trimble III and Arthur Burgess O'Donnell who all had knowledge of the various transfers and corporate restructurings. Indeed Heath and O'Donnell were, at various times, the president and vice-president respectively of Magellan.

[114]    Further, Amoco's point is inconsistent with its previous actions. Amoco sued the two Delaware corporations when it filed its counterclaim in the "gas processing action" as it has now become known. This counterclaim was filed in 1988, two years prior to the filing of the damages action brought by Canada Southern for itself and its co-Plaintiffs. At that time Amoco sued, inter alia, Magellan and Pantepec and, in paragraph 5, pleaded they were Delaware corporations. In February of 1990, again prior to the filing of the Plaintiffs' damages action in March of that year, Amoco amended its counterclaim to include an acknowledgment in paragraph 5 that the Delaware corporations were the successors in interest to the Panamanian corporations. There should be no need in the CSP damages action, action 9001-03466, for Canada Southern to prove equitable or any other assignments when pleadings predating their action already acknowledge this fact. The Defendant Amoco cannot sustain any arguments it was prejudiced or exposed to a multiplicity of proceedings by not having Magellan and Pantepec properly named in the 1990 action until 1993. They were already in litigation with

--------
10 Transcript page 28220
11 Exhibits 137, 299, 300, 301, 302, 682, 683 and 684

                                    Page: 25

those Plaintiffs and, as Mr. Warren said in his closing, "there is considerable overlap between the issues raise by the Amoco counterclaim and the CSP damages action."

[115]    None of the witnesses were asked in direct or cross whether Canada
Southern had authority from its co-Plaintiffs to launch the damages action against these Defendants. However, Arthur Burgess O'Donnell testified that from early on there was an understanding that Canada Southern would "run the show in Canada." He did not recall any formal agreement reflecting the general trust relationship between Magellan, Pantepec and Canada Southern. Benjamin Heath, in his testimony, said he was aware Magellan and Oil Investments had agreed Canada Southern would hold their interests in the properties in trust, but that he had come across only an unsigned form of trust contract between Magellan and Canada Southern.

[116]    In any event, I have the continuing representation of Mr. MacDonald and
Mr. McMahon that they are instructed by and represent these Plaintiffs, and I accept that representation.

[117]    I find the Plaintiffs are properly named and properly before this
Court.

B.       THE MARKETING CLAIM

1.       Contractual Obligations

a)       Positions of the Parties

[118]    As previously stated, the 1959 Agreement contained an express development and marketing covenant which read:

         3.1 H-S shall pay C-M-O for the interests acquired hereunder the following considerations . . .

         (D) H-S will assure the earliest feasible development and marketing of oil and/or gas found on the properties.

[119]    The Plaintiffs take the position that all of the Defendants are bound by that express obligation either because they were signatories to the 1959 Agreement, because they agreed to be bound when taking an assignment from an original signatory to the agreement, or because the clause was incorporated by reference in the 1966 and 1977 Agreements. Even without this express obligation to market, the Plaintiffs suggest that there is an implied obligation to market in oil and gas ventures of this kind. Further, the Plaintiffs argue that clause 3.1(D) imposes a continuing obligation on the Defendants to search for markets for Kotaneelee gas. They concede that "feasible" involves an element of commercial success, that is, that marketing should be done at a profit to the owners of the field. Nonetheless, they submit that the clause still requires the Defendants to act in the best interests of the Plaintiffs regardless of their own

                                    Page: 26

individual interests. In other words, it obliges the Defendants to market Kotaneelee gas even if they could make a better profit marketing other gas.

[120]    The Defendants' responses are, of course, tailored to the individual circumstances by which they each found themselves involved in Kotaneelee. However, there is considerable overlap, and with the exception of the Defendant Mobil Resources, they deny there is any privity between themselves and the Plaintiffs with respect to clause 3.1(D). The Defendants argue that the clause was not incorporated by reference in the 1966 and 1977 Agreements and, even though some of them may have expressly agreed in an assignment from an original member of the H-S Group to abide by the terms of the 1959 Agreement, that obligation is not enforceable by the Plaintiffs, only the original signatory/assignor. They further contend that an obligation to market cannot be implied. All of the Defendants argue that even if any of them were bound to perform clause 3.1(D), that obligation has long-since expired. In any event, they say the law of contract does not allow for continuing obligations. Finally, they stated if there was an obligation to market, express or implied, it did not require them to sell Kotaneelee gas in priority to all their other interests.

[121]    What needs to be decided is the legal mechanism, if any, by which the
Defendants, or any of them, have become obliged to market Kotaneelee gas. The options are that they are bound to perform this obligation:

         a)       as an original member of the H-S Group (direct privity);

         b)       by assignment from an original member of the H-S Group;

         c) because they are signatories to the 1966 or 1977 Agreements and those Agreements incorporate clause 3.1(D) by reference; or

         d)       because of an implied obligation.

[122]    I do not have to decide whether any of the Defendants are bound to perform clause 3.1(D) by way of a novation into the 1959 Agreement. It was common ground among the parties that none of the present Defendants, except Mobil Resources, were parties to the 1959 Agreement and that it was the Plaintiffs' general policy not to enter into novation agreements when new parties became involved in any of their business ventures. Indeed the evidence here is that the Plaintiffs consistently refused to enter into a novation agreement with new working interest owners as they appeared on the scene. The Plaintiffs, in their written briefs and oral argument, did more than concede there were no novations. They argued against such a conclusion. Nevertheless, a significant number of pages of argument were produced by the parties on that issue, possibly because of some confusion about the distinction between novation and assignment, and also in response to the reasons of my brother O'Leary, J. who earlier in this litigation struck third and fourth parties in part because of a finding of an implied novation of the present Defendants into the 1959 Agreement. Consequently that issue will also be addressed briefly later in this section.

                                    Page: 27


b)       Direct Privity

[123]    One of the original members of the H-S Group and a signatory to the
1959 Agreement was Alminex. In 1981, Alminex amalgamated with the Defendant by counterclaim, Canadian Superior Oil Ltd., which later changed its name to Mobil Resources Ltd., one of the three Mobil Defendants. In 1988, Canadian Superior, as it then was, transferred its interest in Kotaneelee to the Defendant Mobil Properties, a partnership between Mobil Resources and Mobil Ltd. Mobil Properties continues to hold that interest.

[124]    I find that the Defendant Mobil Resources, as conceded, has direct contractual privity with the Plaintiffs respecting the 1959 Agreement and clause 3.1(D). Mobil Properties, on the other hand, is an assignee.

c)       Assignment

[125]    Clause Q.1 of Schedule "B" of the 1959 Agreement, the operating procedure, provided for assignments by the parties. It said:

         No Joint Operator shall dispose of any interest hereunder unless the person receiving the same agrees with the other joint operators to be bound by all of the terms and provisions of this Agreement. If such disposition imposes greater obligations or expenses on the Manager Operator or other Joint Operators then such person shall agree to pay all costs and expenses in connection therewith.

[126]    The Defendants argue the long-established principle that, generally, only rights or benefits under a contract may be assigned, not liabilities. In support they cite Cheshire, Fifoot and Furmston, Law of Contracts at 535 - 536 which states:

         The question that arises here is whether B can assign the obligation that rests upon him by virtue of his contract with A to a third person, C, so that the contractual liability is effectively transferred from him to C. Can he substitute somebody else for himself as obligor? English Law has unhesitatingly answered this question in the negative.12

[127]    The authors there then refer to Tolhurst v. Associated Portland Cement
Manufacturers at 660 - 668 where Collins MR said:

         It is, I think, quite clear that neither at law nor in equity could the burden of a contract be shifted off the shoulders of a contractor onto those of another

--------
12 Cheshire, Fifoot and Furmston, Law of Contracts, 13th ed. (London:
Butterworths, 1996)

                                    Page: 28

         without the consent of the contractee. A debtor cannot relieve himself of his liability to his creditor by assigning the burden of the obligation to somebody else; this can only be brought about by the consent of all three, and involves the release of the original debtor.13

[128]    The rationale which supports this principle was set out by the Supreme
Court of Canada in National Trust Co.v.Mead, at 426:

         The common law has long recognized that while one may be free to assign contractual benefits to a third party, the same cannot be said of contractual obligations. This principle results from the fusion of two fundamental principles of contract law: 1) that parties are able to make bargains with the parties of their own choice (freedom of contract); and 2) that parties do not have to discharge contractual obligations that they had no part in creating (privity of contract).14

[129]    This appears to be so even when, as here, the remaining original party has by conduct, if not expressly, consented to the assignment. Further, it appears to be so when, again as here, the assignee has expressly agreed in the assignment to perform the original signatory's obligations and to indemnify that assignor should it be necessary to do so. If the assignment includes both the original parties to the contract and the assignee, and it expressly discharges the assignor, then there has been a novation, a new contract has been formed and there is privity between the remaining original party and the assignee.

[130]    In this case, the various assignment agreements were strictly between the assignor and the assignee. The Plaintiffs were not parties to those agreements and did not expressly discharge the other original contracting parties. By their conduct, the Plaintiffs consented to the assignment but the law is clear that without a novation, the remaining original party, like the Plaintiffs here, cannot enforce assigned obligations against the assignee alone.

[131]    There are, in theory, at least two exceptions which have been developed to the rule that only benefits, not burdens, can be assigned. These are the "conditional benefit principle" and the so-called "pure principle of benefits and burdens." The conditional benefit principle arises where the right assigned is only conditional or qualified, the condition being that certain restrictions shall be observed or certain burdens assumed. The restrictions or qualifications are an intrinsic part of the right which the assignee has to take as it stands (Chitty on Contracts).15

--------
13 Tolhurst v. Associated Portland Cement Manufacturers (1900) Ltd., [1902]
   2 K.B. 660 (C.A.)
14 National Trust Co. v. Mead, [1990] 2 S.C.R. 410
15 Chitty on Contract, vol. 1, 28th ed. (London: Sweet & Maxwell, 1999)

                                    Page: 29

A classic example is where an assignee takes the benefit of road or sewer use. The burden of paying for that usage is also, as a condition or qualifier, assigned with the benefit.

[132]    The "pure principle" was formulated by Megarry, V.C. in Tito v.
Waddell.16 In that case, the Vice-Chancellor ruled that commissioners who held mining rights by assignment were liable to perform their assignors' covenant to replant trees. Megarry agreed that the mining rights were independent, or not conditioned on or qualified by the replanting obligation and, therefore, the conditional rule did not apply. Indeed, he stated that only when the benefit and burden are independent (yet still in the same contract) can the pure principle apply. One must first establish if the benefit and burden are conditional or qualified by each other and, if not, then and only then, will a question of the pure principle arise. At that point, the question of whether the assignee can take the benefit without the burden will depend on the circumstances under which he came into the transaction. If the assignee takes the benefit as the purported assignee of the whole contract and undertakes to discharge all burdens and indemnify the assignor, then the circumstances would indicate that it was not intended that the assignee takes the benefit without the burden.

[133]    There has been some question whether the pure principle ever was good law. Indeed, the House of Lords in Rhone v. Stephens17 appears to have limited the principle substantially so that while the burden need not necessarily be directly conditional or qualified by the benefit, as in the conditional rule, it must still at least be "relevant" to the benefit. At page 73 the court, per Lord Templeman, states:

         Mr. Munby also sought to persuade your Lordships that the effect of the decision in the Austerberry case had been blunted by the 'pure principle of benefit and burden' distilled by Megarry V.C. from the authorities in Tito v. Waddell (no. 2) [cite omitted]. I am not prepared to recognize the 'pure principle' that any party deriving any benefit from a conveyance must accept any burden in the same conveyance. McGarry V.C. relied on the decision of Upjohn J. in Halsall
         v. Brizell [cite omitted]. In that case the defendant's predecessor in title had been granted the right to use the estate roads and sewers and had covenanted to pay a due proportion for the maintenance of these facilities. It was held that the defendant could not exercise the rights without paying his costs of ensuring that they could be exercised. Conditions can be attached to the exercise of a power in express terms or by implication. Halsall v. Brizell was just such a case and I have no difficulty in whole heartedly agreeing with the decision. It does not follow that any condition can be rendered enforceable by attaching it to a right nor does it follow that every burden imposed by a conveyance may be enforced by depriving the covenantor's

--------
16 Tito v. Waddell (No. 2), [1977] 3 All E.R. 129 (Ch. Div.)
17 Rhone (A.P.) and Another (A.P.) v. Stephens, [1994] 2 All E.R. 65 (H.L.)

                                    Page: 30

         successor in title of every benefit which he enjoyed thereunder. The condition must be relevant to the exercise of the right (Emphasis added).

[134]    Prior to Rhone, the Supreme Court of Victoria in Australia also rejected the pure principle in Government Insurance Office v. K.A. Reed Services.18 Speaking for the full court, Brooking J. stated, at page 841:

         As for the "pure principle" propounded in Tito's case, it is founded upon authority that will not sustain it and at odds with settled and fundamental rules. It is in truth a mere maxim masquerading as a rule of law, false and misleading (as Salmond said) when read literally.

[135]    It appears the only Canadian decision to have applied the pure principle from Tito is Silver Butte Resources v. Esso Resources.19 In that case, the plaintiff, Silver Butte, had a contract with Esso relating to mining properties. Esso later assigned its interests to another company, Tenajon, which proceeded to mine the property in a joint venture with a third company, Westmin. Silver Butte objected to the assignment, notwithstanding that Esso fully acknowledged that it remained liable to the plaintiff on all obligations in the original contract. The British Columbia Supreme Court found that the assignment was valid despite the lack of contractual privity between Silver Butte and Tenajon/Westmin, and that Silver Butte could sue the assignees under either the conditional or pure principle of benefit and burden to enforce rights it had under the original contract with Esso.

[136]    Rather oddly, both Tito and Silver Butte were raised by the Defendants
Imperial and Anderson. The Plaintiffs did not raise or rely on these cases, and did not respond to either Imperial or Anderson's arguments as to their relevance or applicability in the present circumstances. Instead, the Plaintiffs referred to Paramount Resources v. Metis Settlement.20 In Paramount Resources, a corporation, Transwest Energy Inc., entered into an agreement with Metis Settlement, agreeing that the Existing Leases Land Access Panel ("ELLAP") would have the jurisdiction to hear and decide disputes. Transwest transferred its interest in the Settlement lands to Paramount Resources Ltd. The Settlement argued that Transwest and Paramount failed to honour the assignment provisions contained in the original agreement. Transwest and Paramount disagreed and the Settlement sought to have ELLAP resolve the dispute. ELLAP

--------
18 Government Insurance Office v. K.A. Reed Services Pty. Ltd. et al, [1988]
   V.R. 829 (S.C. Full Court)
19 Silver Butte Resources Ltd. v. Esso Resources Canada Ltd. (1994), 19 B.L.R.
   (2d) 299 (B.C.S.C.)
20 Paramount Resources Ltd. v. Metis Settlement Appeal Tribunal (ELLAP), (1999)
   250 A.R. 233 (C.A.), Notice of discontinuance of application for leave to appeal to S.C.C. filed, S.C.C. Bulletin, 2000, p. 1294

                                    Page: 31

determined that it did have jurisdiction to hear the dispute. The issue for determination before the Court of Appeal was whether Transwest and Paramount had agreed in writing that ELLAP had jurisdiction to decide disputes.

[137]    In Paramount, the Court of Appeal acknowledged that an assignment does not necessarily release the assignor from its obligations under a contract. It also recognized that a novation may have that effect but the Settlement refused to execute one. The court stated at page 237:

         Even though the Settlement would not sign, both Transwest and Paramount have acted upon, and given effect to the assignment and novation agreement they both executed. In fact Paramount relied upon it to obtain an injunction against the Settlement when settlement lands were blockaded.

[138]    In that case, however, the court was not looking at the issue of assigning burdens. Instead, it was concerned with whether there had been a written agreement amongst the parties granting ELLAP jurisdiction to decide disputes. Consent to jurisdiction of a tribunal is not analogous to, much less determinative of, the substantive issue of privity of contract in the context of assignment and novation.

[139]    Despite the weakening of the authority of Tito by the House of Lords, the criticism by the Australian High Court, and the paucity of Canadian authority, it seems to me at least arguable that the covenant to market referred to as "payment" in clause 3.1(D) is sufficiently "relevant" to support the Plaintiffs' claim on the basis of the assignments.

[140]    However, the Plaintiffs did not argue that the pure principle of benefit and burden applied in this case. The House of Lords' decision in Rhone states that the condition must be relevant to the exercise of the right. There is no indication in that decision what is necessary to satisfy that requirement. It appears to require something less than dependancy between the benefit and the burden, as is required to support a finding of a conditional benefit and burden.

[141]    In the present case, the marketing covenant appears to have been part of the consideration paid by the H-S Group in exchange for the interest it gained in the field. I cannot accept, however, that "relevancy" is synonymous with consideration. Were that the case, it would mean that the burdens included in almost every contract would be assignable so long as the contract was supported by valid consideration. If the House of Lords had intended that result, it strikes me their reasons in this regard would have exceeded the one short paragraph that is included in the Judgment.

[142]    In any event, the Plaintiffs failed to argue how the term "relevant"
might be applied in this case, nor am I able to see any relevance other than the provision of consideration. Accordingly, I find that the pure principle of benefit and burden is inapplicable in these circumstances.

                                    Page: 32

[143]    The Amoco Group of companies acquired their interests by way of assignments from the H-S Group to Pan Am and Dome. In each, the assignee expressly agreed to assume the obligations of the 1959 Agreement and in most cases gave notice of that to the Plaintiffs pursuant to clause Q.1 of the operating procedure. The assignments usually stated that the assignees would indemnify the assignors from any liability relating to events post-dating the assignment.

[144]    In view of all of the above, I find that the Amoco Group is not obliged to the Plaintiffs to perform clause 3.1(D) by virtue of having received assignments of interests from original members of the H-S Group.

d)       Novation

[145]    In National Trust, the Supreme Court of Canada reiterated, at 427, the test to determine if a novation has occurred:

         1.       The new debtor must assume the complete liability;

         2. The creditor must accept the new debtor as principle debtor and not merely as an agent or guarantor; and

         3. The creditor must accept the new contract in full satisfaction and substitution for the old contract.21

[146]    In that decision, Wilson, J, discussed whether there was a fourth requirement, that the consent of the original debtor is also required. She held that consent to changed terms more likely indicates continuing liability, whereas changes in the original terms without the knowledge or consent of the original debtor are a strong indication of novation.

[147]    In the present case, all of the parties agreed that there was never any novation of the 1959 Agreement despite some efforts on the part of the Defendants at various times to institute such an arrangement. In particular, the Plaintiffs have never expressly discharged the original H-S signatories in substitution for the Defendants Amoco, Columbia and Imperial (Mobil already admitting privity with respect to that agreement). In fact, I note that in the 1966 Agreement the Plaintiffs expressly reserved their rights against the members of the H-S Group thus preventing any implication by conduct or otherwise that the H-S Group was discharged, and that the Plaintiffs had accepted the new agreement in satisfaction and substitution for the old.

[148]    In June of 1991, Allied, Signal, Home and Kern applied for an order terminating their involvement as Third Parties and Defendants by counterclaim in these proceedings. The

--------
21 supra, Footnote 14

                                    Page: 33

Plaintiffs apparently took no part in the application. O'Leary J., as he then was, granted the application for several reasons, including a finding of implied novation by which Canada Southern had accepted the Amoco Group as a contracting party in substitution for each of the applicants.22

[149]    The Court of Appeal overturned the decision on the basis that the motions were not made so as to bind the Plaintiffs, making no comment on the finding of implied novation.

[150]    It appears no further application was made in the matter, but the applicants were dropped from the proceedings by way of settlement. The basis of the settlement was not made known to me.

[151]    I can understand the reasoning of O'Leary in finding implied novation on the material then before him. However, we now have some four years of trial evidence which does not, in my view, indicate any novation. Further, Mr. MacDonald, on behalf of the Plaintiffs, concedes there was none. Therefore there is no basis on which I am able to make on a finding of novation, express or implied.

e)       Incorporation by Reference

         i)       The 1966 Agreement

[152]    On April 1, 1966, the Plaintiffs, Alminex, Pan American, Dome and Provo
Gas entered into a new agreement out of a desire to amend provisions of the 1959 Agreement (referred to as "the Main Agreement") and to make further provisions for the conduct of operations on the properties. The question whether an agreement can be amended without the participation of all of the original signatories is not an issue which was raised by any of the parties in this litigation. The 1966 Agreement includes in the recitals that Pan Am, Dome and Provo Gas are "assignee successors in interest" to members of the H-S Group with respect to the permits, the Main Agreement and the properties. The body of the Agreement then amends the 1959 Agreement by converting the Plaintiffs' interest to a carried interest, and adding Schedule "D", the carried interest provisions, which are said to be "attached to and forming part of . . . " the 1959 Agreement.

[153]    The 1966 Agreement also expressly amends the 1959 Agreement by deleting paragraph 3.1(C). It makes no mention of 3.1(D), the marketing covenant.

[154]    Not having been changed or deleted by the 1966 Agreement, I am satisfied clause 3.1(D) was unaffected by it and remained in force against the Amoco Group. Amoco argues it was incompatible with the change in status of the Plaintiffs to carried interest owners, but it

--------
22 Allied Signal Inc. v. Dome Petroleum Ltd. (1991), 122 A.R. 321, reversed
   1992), 3 Alta. L.R. (3d) 155 (C.A.)

                                    Page: 34

seems to me their need for the covenant was unchanged and possibly even increased. Amoco also argues at length that the Plaintiffs took a contrary position in the Florida litigation when it sued only an original member of the H-S Group and insisted there that the present working interest owners were not necessary parties. However, it seems to me the law is that pleadings filed in another jurisdiction and in relation to other, albeit similar, issues do not constitute formal, binding admissions in this jurisdiction. As informal admissions they are, however, prima facie admissible but may or may not be binding. The weight to be given to the admission is to be determined in the particular circumstances in which it was made.23 In this case, rather extensive pleadings from the Florida litigation were admitted into evidence. I find the pleadings themselves and the explanations for them offered by witnesses for the Plaintiffs do not constitute the kind of admissions argued for by the Defendants, particularly in light of the fact that the Florida proceedings were ultimately dismissed, in part, on the basis that Alberta is the proper forum.

         ii)      The 1977 Agreement

[155]    The 1977 Agreement became necessary to facilitate the entrance of
Columbia into the Kotaneelee relationship. This Agreement dated February 1, 1977 is between Columbia, Canada Southern (acknowledging it is acting for the other members of the C-M-O Group), Amoco, Dome and Alminex. It essentially allows Columbia to obtain a further interest in Kotaneelee in exchange for drilling and completing a test well.

[156]    The 1977 Agreement refers to the 1959 and 1966 Agreements as the
"existing agreements," and states operations "shall be conducted in accordance with the existing agreements as hereby amended." It goes on to terminate two previous agreements between some of the parties, but does not purport to vary or delete clause 3.1(D). Amoco argues only provisions of the existing agreements expressly adopted should be binding on the parties to the 1977 Agreement, but I see no basis for this view.

[157]    Amoco supports Columbia's argument that "operations", by definition, does not include a duty to search for a market. In that regard they cite Gulf Oil v. E.L. Reid24 and Riley v. Meriwether25, both American cases involving forfeiture of leases. The argument appears to assume that the intention of the parties in 1977 was only to incorporate Schedule "B" to the 1959 Agreement, the "operating procedure," and not the whole of the 1959 and 1966 Agreements. However, that is not how the 1977 Agreement reads, even though it would have

--------
23 Gerling Global General Insurance Co. v. Canadian Occidental Petroleum Ltd.
   (1998), 64 Alta. L.R. (3d) 174 (Q.B.), reconsidered on new facts and reversed, additional reasons (1998), 64 Alta. L.R. (3d) 196 (Q.B.)
24 Gulf Oil Corporation v. E.L. Reid, 337 S.W. 2d 267 (Tex. Sup. Ct., 1960) 25 Riley v. Meriwether, 780 S.W. 2d 919 (Tex. Ct. Appl, 1989)

                                    Page: 35

been very simple to draft it in such a manner. The Plaintiffs point out that the Oxford Dictionary definition of "operation" is "activity, performance, discharge of function", clearly broad enough to include "marketing." I agree with the Plaintiffs' position on the point.

[158]    Moreover, that same Schedule "B" which Columbia accepts as a governing document contains a number of clauses which may imply that marketing is a function of operations. For example, F.1(h) obligates the manager operator to regulate the production of gas "in accordance with market demands." Similarly,
L.1 refers to the manager operator "preparing and treating production for marketing purposes."

[159]    More important, and fatal to Columbia's argument, the 1977 Agreement incorporates the carried interest provisions, Schedule "D" of the 1966 Agreement. Clause 2.6 of that Schedule "D"defines operational costs as including " . . . marketing costs with respect to that Block . . . " Surely if marketing costs are operational costs, marketing is included in operations.

[160]    I am satisfied that the 1977 Agreement incorporated all of the provisions of the 1959 and 1966 Agreements which were not otherwise expressly deleted or amended, including clause 3.1(D). Consequently, Amoco and Mobil continue to be bound and Columbia became obliged to perform.

f)       Implied Obligation to Market

[161]    The Plaintiffs argued that contracts should be interpreted with regard to the commercial context in which they are made, and "the commercial context of any oil and gas development agreement is that the parties enter into these agreements with a view to selling the product for a profit."26 Consequently, the Plaintiffs appeared to be suggesting that the present working interest owners were bound, if not by express covenant then by an implied obligation to market. They cited American jurisprudence to that effect. They did not, however, argue for this conclusion, no doubt because the 1959 Agreement on which they rely contained an express clause. Not wanting to let the matter go by, in its argument the Amoco Group agreed that contracts should be interpreted in light of their commercial context, but insisted that implying covenants, while perhaps popular in the United States, is inconsistent with the Canadian jurisprudential approach which looks only to the actual words of a document.

[162]    Esso's witness, Peter Nettleton, made an interesting comment in cross-examination when he stated:

         The assumption I made in initially preparing this (report) was that there was a contractual obligation on the part of the Kotaneelee working interest to market gas just

--------
26 Plaintiffs' Brief page 44

                                    Page: 36

         like there's any obligation of - under any other contractual arrangement in the natural gas business for the parties to effectively market gas.27

[163]    He also said: "The entire natural gas business works on the assumption that if gas reserves are explored for and found, then the parties would then naturally try and recover their investments and look for economic markets."28

[164]    The latter quote suggests that the sort of "obligation" Mr. Nettleton had in mind was more relevant to the parties' self interest than their co-venturers'.

[165]    In any event, in view of the Plaintiffs' limited argument on the point and lack of any Canadian authorities cited, I am unable to conclude from the evidence that there is an implied obligation to market generally, or specifically, in this case.

g)       The Status of Imperial

[166] The Defendant Imperial became involved in Kotaneelee under a "Participation Agreement" with Columbia dated June 7, 1977, some 4 months after the date of the 1977 Agreement. The Plaintiffs were not parties to the Participation Agreement, nor was Imperial a party to the 1959, 1966 or 1977 Agreements. Imperial gave no notice to the Plaintiffs that it had obtained its interest or that it considered itself bound to any of those agreements. Instead, when Columbia notified the Plaintiffs of its arrangement with Imperial, it confirmed the Plaintiffs could "continue to look solely to Columbia for performance" of the 1977 Agreement.

[167]    The Participation Agreement did contain the following paragraph 5:

         Upon earning, Imperial shall be novated into the existing operating agreements pertaining to the lands, meantime through agreement with Columbia [Imperial] shall be subject to the applicable rights, privileges and obligations contained in the aforesaid agreements.29

[168]    The Plaintiffs argue that this clause shows an intention on the part of
Imperial to be bound to the provisions of the 1959, 1966 and 1977 Agreements, even though there are only limited references to the 1959 and 1977 Agreements in the Columbia/Imperial document. Further, they argue that in July of 1978, they executed a transfer of the Crown leases in the names of Canada Southern, Amoco, Dome, Columbia and Imperial, thus creating privity between themselves and Imperial and obligating Imperial to perform clause 3.1(D). However,

--------
27 Transcript page 17883-17884
28 Transcript page 17884
29 Exhibit 52

                                    Page: 37

the transfer document admitted into evidence was not signed by all of the parties and, of particular relevance here, was not executed by Imperial.30 I also note that Imperial is not a party to the renewal of the Crown lease in 1989.31

[169]    Clearly there is little, if any, indication of privity between the
Plaintiffs and Imperial. While paragraph 5 of the Participation Agreement shows an intention on the part of Imperial to be bound by at least some of the same obligations as the other working owners, no novation or any other kind of formal agreement was ever executed. The failure to transfer the leases to include Imperial further persuades me that the parties, particularly the Plaintiffs and Imperial, never formalized any intentions as between themselves, assuming they existed at all. Imperial had a vote on the operating committee, even though the Participation Agreement did not expressly provide for that level of involvement as it is only an agreement between Imperial and Columbia. Nevertheless, Imperial's conduct and participation, and apparent acceptance of same by the Plaintiffs is not, in my view, sufficient to create privity between those two parties and does not create privity with respect to clause 3.1(D) of the 1959 Agreement.

h)       The Duration of the Obligation

[170]    The next question is whether cause 3.1 (D) in the 1959 Agreement was time limited as argued by the Defendants. They say Article 3.1(D) either applied only during the initial exploration period, a maximum of 5 years, or until gas was produced into a trunk pipeline in 1980. They also argue the obligation did not survive, or was terminated by the subsequent Agreements in 1966 and 1977, not being expressly adopted. I have already dealt with that last issue.

[171]    The Defendants' argument seems to be essentially that the parties would not have contemplated a continuing obligation beyond the end of the initial exploration period or, at most, after the gas was first produced into a trunk pipeline. Amoco, in particular, argues that position was expressly stated by senior executives of the Plaintiffs. Nevertheless, I did not hear that view expressed by all of the representatives of the Plaintiffs (Dean Reasoner, for example, the very influential counsel to the company) and it was never stated in any express agreement. On the plain language of the 1959 Agreement, clause 3.1
(D) stands by itself and is not tied to any other clause, and I see no suggestion anywhere in the Agreement of an intention to limit it as argued by the Defendants. If it were the intent of the parties that the obligation under the clause terminate at some point, it seems to me they would have simply provided for that in the 1959 Agreement or in the 1966 Agreement as they did with clause 3.1 (C).

[172]    The Defendants also argue a general incompatibility of clause 3.1 (D)
with the "fundamental" restructuring of the Plaintiffs' interest from a working to carried interest by the

--------
30 Exhibit 54
31 Exhibit 1733

                                    Page: 38

1966 Agreement. As above, I cannot agree. It seems to me as a carried interest owner the Plaintiffs had less influence on what was happening with the field than they did as a working interest owner, and if anything, they had a greater need for a marketing covenant after the restructuring than before.

[173]    Finally, the Defendants argue that the obligation terminated when the
Defendants first marketed the gas by way of the "best efforts" contract with Westcoast in 1979. This of course raises the question whether the obligation to market was a one time only or continuing obligation. The Defendants who argue the point (Amoco and Mobil) state that on a plain reading of the clause the obligation arose at a fixed point in time, when gas was found, and any breach would occur on a failure to get the gas to market at that point, assuming it was feasible in the commercial sense. In other words, they take the position that there can only be one earliest feasible time to market the product. Further, they argue that this would be consistent with the parties' intentions in 1959 as, at that time, they would have been looking for a single, long term arrangement, the industry not yet contemplating short term spot market deals.

[174]    Amoco also argues that no one would agree to an obligation of indefinite duration, and that such a perpetual contract is unenforceable. I cannot agree that construing this clause as a continuing obligation also defines it as a "perpetual" obligation. The parties were free to terminate their relationship ending all obligations. Further, the obligation was dependent on there being Crown leases to exploit the field in the first place, none of which were indefinite.

[175]    The possibility that clause 3.1(D) constitutes a continuing obligation is also relevant to any limitation defences on which the Defendants might rely. If the obligation can be said to arise at a fixed point, then the cause of action would necessarily arise upon the failure to perform, presumably within some reasonable period of time after the obligation was triggered. In this case, the Defendants argue the time for performance and any breach (which is of course not admitted but denied) have long past and the Plaintiffs' claims for a remedy are out of time.

[176]    The Plaintiffs point out that clause 3.1(D) is clearly part of the consideration the H-S Group paid for the right to earn an interest in the lands. Unlike a one-time payment, it is a "continuing consideration" which remains outstanding until all the gas found on the property is marketed. Consequently, the clause creates a continuing obligation or "a continuing commitment or guarantee that gas discovered at Kotaneelee would be sold as soon as it was capable of being carried out with commercial success for the owners of the field, and in a timely manner, without delay." A breach would occur if a feasible commercial opportunity arises and is not taken. Essentially, the Plaintiffs argue that even if a particular breach occurs, that is an opportunity to sell is foregone, the obligation to market remains alive and is capable of subsequent or successive breaches.

[177]    The Defendants argue that the law of contract does not allow for a continuing cause of action which is only applicable to certain torts such as trespass. They say that in contract, a cause of action arises when the breach first occurs and that while the damages from such

                                    Page: 39

breach might continue, suit must be brought within six years of the breach. They cite Costigan v. Ruzicka32 as authority.

[178]    In Costigan, a farmer sold his land to a timber company but obtained a life interest in the property so he could continue to graze his cattle. He instructed the Defendant, his counsel, to handle the transfer and register a caveat protecting his interest. The caveat was never filed and years later the property was sold to a bona fide purchaser for value without notice, who subsequently told the farmer his cattle were no longer welcome or allowed on the property. The farmer then discovered the caveat had not been filed to protect his interests and sued his solicitor.

[179]    Laycraft, J.A., for the court stated that the existence of damage is not an essential element of a cause of action in contract. The cause of action is complete with breach and, on the plain wording of the limitation statute, the limitation period commences to run at that point. In that case, while it was not necessary to decide precisely the point at which the limitation period in contract commenced to run, he said "The answer, in my view is a reasonable time after the task was undertaken and, in any event not later than the day the (solicitor's) file was closed." In that case it seemed significant that the solicitor had closed his file and did not maintain a relationship with the farmer. The breach, then, occurred at a point when there could no longer be any expectation that the solicitor would perform.

[180]    With respect, I do not believe that the Court of Appeal in Costigan ruled out the possibility of a continuing obligation in contract which is capable of many or successive breaches. Indeed, it appeared that the solicitor there was under a continuing obligation to register the caveat until the relationship ended or until a reasonable time had passed after he had undertaken the task.

[181]    This distinction was made in Ian F. Brown v. Carling O'Keefe,33 a case cited by the Plaintiffs. In Brown, the plaintiff tenant sued the defendant landlord for various breaches under a 10 year lease. Hunt, J. found Costigan unhelpful in the matter before her. Referring to Costigan, she said that in that case:

         ...there was one relevant act, namely, the registering of a transfer without a caveat. The Alberta Court of Appeal rejected the argument the solicitor was under a continuing duty

--------
32 Costigan v. Ruzicka (1984), 33 Alta. L.R. (2d) 21 (C.A.), Leave to appeal to
   S.C.C. refused (1984), 13 D.L.R. (4th) 368n
33 Ian F. Brown Ltd. v. Carling O'Keefe Breweries of Canada Ltd., [1992] A.J.
   No. 1207 (Q.B.)

                                    Page: 40

         to file the caveat. But this kind of situation is entirely different from the one before me where the parties have a contractual relationship which is to run for ten years.34

Hunt, J. said in the case before her, the landlord's duties continued throughout the term of the lease. She rejected another case cited to her having to do with an improper siding job, the issue there being whether each step in the deterioration of the siding was a fresh breach of contract. Hunt, J. said:

         Again, this situation is not analogous to the one before me where the Defendant was under an ongoing obligation to provide certain services, breaches of which obligation could vary in magnitude and detail over time.35

[182]    It seems to me that in the present case, the Defendants have confused a continuing cause of action with a continuing obligation. There can be no doubt that contracts can contain both obligations that are time specific and obligations that continue during the life of the contract and which are capable of one or more breaches. For example, Clause F.1 of the 1959 Agreement states that the manager operator shall "conduct (the operations) in a good and workmanlike manner and in accordance with prevailing field practice . . . " Surely this imposes a continuing obligation on the part of that manager operator for so long as they hold that position. Moreover, such a clause is capable of many or successive breaches, each of which would raise a cause of action. In this case, assuming commercial feasibility, a failure to market at all would be a continuing breach of the continuing obligation under clause 3.1(D) and, until rectified in some meaningful way, is actionable although clearly damages could only be awarded back six years from the date of the filing of the claim.

[183]    In my view, the Defendants' argument that the obligation terminated when the first gas sale was made in 1979 cannot be accepted. To do so would render the clause virtually meaningless. I find that the reasoning of Hunt, J. in Ian Brown is appropriate here, and the more common sense approach would be that the clause creates an ongoing obligation for the life of the field. I agree with the Plaintiffs that one sale, and particularly a minimal sale is not s ufficient to discharge the Defendants' obligations under the clause. As Hunt, J. said in Brown:

         I agree that the Defendant, at least on some occasions made efforts to execute repairs in a relatively timely fashion. To suggest, however, that responding to the tenant' s complaints in a relatively timely fashion regardless of whether the problem is ever permanently solved demonstrates compliance with the repair covenant would be to rob the tenant of the very protection meant to be afforded by such an obligation. Just as it would not be reasonable to hold a landlord responsible for breach of a repair covenant because of the failure to execute

--------
34 Ibid at paragraph 43
35 Ibid at paragraph 46

                                    Page: 41

         repairs immediately, nor would it be reasonable to allow the landlord to evade liability where its efforts to repair never seemed to succeed.

i)       Scope of the Obligation

[184]    Clause 3.1(D) requires the obligees to "assure the earliest feasible . . . marketing of . . . gas found . . . " Much argument centred around the meaning of the word "feasible."

[185]    The Plaintiffs, or at least some of their representatives, most notably
Mr. Dean Reasoner, for a very long time took the position that the word meant "possible, "doable," without regard for economics, and it appeared for most of the trial the Plaintiffs were maintaining that position. However, in written argument that position appears to have softened. The Plaintiffs now take the position that the clause:

         a) offers a continuing commitment or guarantee that gas discovered at Kotaneelee would be sold as soon as it was capable of being carried out with commercial success for the owners of the field, and in a timely manner, without delay,36 or

         b)       creates a continuing obligation to market the product
                  if it can be done at a profit to the owners of the
                  ----------------------------------------------------------
                  field37 (Emphasis added).
                  ----------------------------------------------------------

[186]    I agree that "feasible" must be construed as including a commercial or profit element.

[187]    The Plaintiffs then argue that assuming a profit must be made, the clause further requires the Defendants to give a priority to marketing Kotaneelee before any other gas they may have available. This view is supported by the evidence of two of the Plaintiffs' marketing witnesses, John Anthony and Peter Milne.

[188]    Mr. Anthony testified that in arriving at his opinion, he assumed "that the duty to market this gas overrode (the Defendants) priorities with respect to marketing any other gas that they had under contract or under development."38 When asked why, he said:

                  Well, the problem we -- I looked at, it was that if you assume that this gas supply simply one -- a part of one of their corporate gas pools, we'll just take one of these producers - the supply itself, you can never guarantee that it's ever gonna hit the top of its priority list for marketing, because they have many priorities. They have economic cutoff points for

--------
36 Plaintiffs' Brief page 43 paragraph 17
37 Plaintiffs' Brief page 41 paragraph 5
38 Transcript page 4681

                                    Page: 42

                  projects that you're not aware of. You know, they may accept projects above the 50% rate of return, and you're not aware of that. They may wanna predominantly go in the direction to drill for oil and develop oil projects and not gas projects. You're not aware of that. There may be a ranking within the company that this one goes before that one. You're not aware of that. And over time, each of these priorities can move around, and, frankly, Kotaneelee may have been No. 2 one year, No. 1 one year, and No. 20 one year. You have no idea where they were at.

                  If you compound that with the fact there's three or four guys in this pool or producers in this pool, then you're at the mercy of all of their priorities, and this is over time. Each year these priorities can change. So unless you -- I assume that it was Priority 1 for all of them, okay, and it had to be Priority 1 for all of them - you couldn't guarantee that it was - it would ever be sold, so you had to make that assumption.

[189]    In his testimony, Peter Milne put it somewhat differently:

         The first assumption that I made, which is a very important assumption, and that is that there was a duty on behalf of the Defendants to market Kotaneelee gas and not simply a duty to market when it suited their own particular agendas, but a duty to find the most economic market opportunity in a timely basis regardless of their own priorities or their own economic ranking of the different options that they might have had -- any one of them might have had before them at any given point in time.

         Q        And why was that?

         A        Otherwise, the obligation or a duty doesn't have any meaning.
                  If it doesn't have -- if it's not a duty to market the gas as a highest priority, then it's not unreasonable to believe that the gas would never get to market. Because given the number of parties involved and their conflicting strategies and objectives and their investment thresholds, that the probability of Kotaneelee emerging as the No. 1 development option for all of the parties at any given point in time is remote if not impossible.39

[190]    It seems to me the plain wording of the clause must be taken to refer to all the parties from time to time involved with the marketing of the field, that is all of the Defendants and the Plaintiffs. In other words, it must be feasible for all of them. That is not to say one or more parties can arbitrarily or capriciously take a position which necessarily results in a claim that,

--------
39 Transcript pages 5094-5095

                                    Page: 43

for them, a particular market at a particular time is not feasible. In my view, there must be a balancing of all the economics and surrounding circumstances at the time a possible market presents itself.

[191] That view of the matter leads me to the conclusion the position taken by the Plaintiffs in argument and reflected in the assumptions made by Messrs. Anthony and Milne are too extreme in the absence of express wording in the agreement. It would require, in many instances, that the Defendants, or one or more of them, would at times be in effect purchasing the Plaintiffs' share of the gas themselves in order to satisfy the obligation.

[192]    Further, when you consider the Defendants had invested approximately
$60 million in the field, it makes no sense to suggest that gas might never have been sold unless the Defendants gave it the highest priority.

[193]    On the other hand, as indicated earlier, I am unable to accept the
Defendants' arguments that the clause is limited to one point in time or expired after the initial exploration period, or when the field first produced into the Westcoast Pipeline. That simply makes little sense when one recognizes the very significant expense incurred in developing and marketing the field. One would think the obvious goal of the parties would be to produce the whole field to exhaustion, which the parties have agreed is likely to take some 20 years, that is from 1991 until 2010, and so recover the investment and make at least a reasonable return on it. And that general goal, one would think, would be the same for all of the parties, including the Plaintiffs.

2.       Equitable and Property Law Considerations

a)       Are Any of the Defendants Bound by a Fiduciary Obligation?

[194]    In the alternative to seeking contractual remedies, the Plaintiffs claim a fiduciary relationship existed between the Plaintiffs and each of the Defendants. They claim the 1959, 1966 and 1977 Agreements created a joint venture, and each of the joint venturers owed a fiduciary duty to each other, at least insofar as the obligation to market at the earliest feasible opportunity was concerned. They also claim that the Defendants owe fiduciary duties to the Plaintiffs by virtue of being joint operators of the field. Finally, they claim that on a fact-based analysis, the Defendants owed a fiduciary duty to the Plaintiffs to market the gas from Kotaneelee in priority to any other interests the Defendants may have had in other gas fields.

[195]    The Defendants deny that a fiduciary relationship existed at all. More particularly they assert that if any duty to market Kotaneelee gas was owed, it was through a contractual arrangement which, in any event, does not bind them. Even if they were obliged by clause 3.1(D) to market Kotaneelee gas, they argue that this contractual obligation did not rise to the level of a fiduciary duty to market the gas, let alone a fiduciary duty to market it in priority to any of their other interests.

                                    Page: 44

[196]    All of the parties cite the decisions of the Supreme Court of Canada in
Frame v. Smith40, LAC Minerals v. International Corona41 and Hodgkinson v. Simms.42 From those cases it is clear the Supreme Court has concluded that certain "traditional" relationships are fixed in law as fiduciary in nature. These include relationships between director and corporation (but not shareholder), solicitor and client, trustee and beneficiary and agent and principal. Columbia, in its brief, refers to these as "status-based" fiduciaries where the fiduciary relationship is automatically assumed because of the type of relationship between the parties. The Supreme Court has, of course, said that fiduciary obligations are not limited to these traditional or status-based relationships - the door never closes. However, outside those fixed categories the Supreme Court has said that the circumstances of the particular relationship must be analysed using the framework in Hodgkinson and/or Frame to determine if, in that particular case, it can be said that a fiduciary duty or duties are owed by one or more parties to another. These have come to be known as "fact-based" fiduciaries.

[197] I am mindful that the Supreme Court, and indeed the Alberta and Ontario Courts of Appeal, have cautioned against the finding of a fiduciary relationship or the existence of fiduciary duties when the parties are engaged in an arms length commercial transaction. The eminent professor Donavan Waters, in an article published after the parties' arguments were submitted, nicely summarized the development of fiduciary law in this country and, at page 676, said:

         Contractual obligations did not readily attract the fiduciary classification. The status of the potential fiduciary would be determined by observing whether there was power and influence in one person to affect another's legal position, and the success of the argument that a fiduciary status existed would depend on whether the contract did bar all self-interest to the one with power or influence. Since contract is essentially the achievement of mutual self-interest, through bargain and agreement, fiduciary relationship would not readily be invoked.43

[198]    He then points out that, notwithstanding the difficulties inherent in applying fiduciary concepts to commercial transactions, "In the years since the 1970's Canada has developed the usage of the fiduciary concept to a degree that is unparalleled in any other Commonwealth jurisdiction." England, it appears, has held fast to applying the fiduciary principle only in the traditional relationships, and Australia "appears to regard the fiduciary relationship that is

--------
40 Frame v. Smith (1987), 42 D.L.R. 4th 81 (S.C.C.)
41 LAC Minerals v. International Corona Resources Ltd. (1989), 61 D.L.R. (4th)
   14 (S.C.C.)
42 Hodgkinson v. Simms et al (1994), 117 D.L.R. (4th) 161 (S.C.C.)
43 Waters, Donovan W.M., "The Reception of Equity in the Supreme Court of Canada
   (1875 - 2000), (2001), 80 C.B.R. 620.

                                    Page: 45

based on a characterization of the duties imposed upon or voluntarily assumed by the parties as being an interference with contractual autonomy that should rarely be invoked". New Zealand likewise. The danger for the Canadian courts, Waters points out, is the potential for trivialization of the concept of a fiduciary relationship and the uncertainty arising from the confusion growing increasingly apparent between a fiduciary duty and the lesser, but more commercially relevant expectation or duty to act in good faith.

[199] These dangers have been acknowledged by the Supreme Court most recently in Cadbury Schweppes v. FBI Foods.44 That decision, released in January of 1999, was not referred to by any of the parties in written or oral argument, notwithstanding it is the latest word from our highest court on fiduciary law. I acknowledge the Defendant Amoco in it's written brief filed in August 2000 cites the British Columbia Court of Appeal decision in this case but on the issue of laches, not fiduciary obligations in general. In any event, in the Supreme Court decision at paragraph 30, Binnie, J., for the seven members of the court stated:

         Even prior to Lac Minerals the Court expressed the view that the policy objectives underlying fiduciary relationships did not generally apply to business entities dealing at arms length. In Frame v. Smith, [1987] 2 S.C.R. 99, Wilson, J. stated at pages 137-38:

                  Because of the requirement of vulnerability of the beneficiary at the hands of the fiduciary, fiduciary obligations are seldom present in the dealings of experienced businessmen of similar bargaining strength acting at arms length: see, for example, Jirna Ltd. v. Mister Donut of Canada Ltd. (1971) 22 D.L.R. (3d) 639 (Ont. C.A.), aff'd [1975] 1 S.C.R. 2. The law
                  takes the position that such individuals are perfectly capable of agreeing as to the scope of the discretion or power to be exercised, i.e., any "vulnerability" could have been prevented through the more prudent exercise of their bargaining power and the remedies for the wrongful exercise or abuse of that discretion or power, namely damages, are adequate in such a case.

         To the same effect, see Lac Minerals per Sopinka J. at p. 595, Hodgkinson v. Simms, [1994] 3 S.C.R. 377, at p. 414 per La Forest J and the comment of Professor Davies that "[s]trong evidence should be required before a breach of confidential information situation is metamorphosed into one of fiduciary relationship"
         (Davies, supra, at p. 7). Despite these warnings, a majority of this

--------
44 Cadbury Schweppes v. FBI Foods Ltd., [1994] 8 W.W.R. 727, supplemented,
   [1995] 4 W.W.R. 104 (B.C.S.C.); reversed in part on other grounds, [1996] 9 W.W.R. 609, [1996] 10 W.W.R. 752 (B.C.C.A.), further supplemented [1997]
   2 W.W.R. 149 (B.C.C.A.), reversed [1999] 1 S.C.R. 142 (S.C.C.)

                                    Page: 46

         court in Hodgkinson v. Simms, supra, held that where the ingredients giving rise to a fiduciary duty are otherwise present, its existence will not be denied simply because of the commercial context. The vulnerability of clients to their professional advisors invoked traditional fiduciary principles. In this case there is nothing in the relationship between a juice manufacturer and its licensee to suggest that the former surrendered its self interest or rendered itself "vulnerable" to a discretion conferred on the latter. The overriding deterrence objective applicable to situations of particular vulnerability to the exercise of a discretionary power (M.(K.) v. M. (H.), supra, per McLachlin J. at p. 86) does not operate here. If different policy objectives apply, one would not expect the remedy necessarily to be the same.

[200]    This excerpt from Cadbury was relied on by the Ontario Court of Appeal in Visagie v. TVX Gold.45 In a case relating to a joint venture to acquire mining rights in Greece, the Court of Appeal overturned the trial judge's decision that a defendant owed fiduciary duties to its partner (the court upheld the finding of breach of confidence and breach of the confidentiality agreement and agreed with the remedy ordered by the trial judge). In the present case, the Plaintiffs in their brief relied heavily on the trial decision and the finding of a fiduciary relationship in a commercial context. They may not have been aware of the Court of Appeal decision as it was released in June of 2000, around the time their brief was filed. The Defendants did not cite the Court of Appeal decision in their written briefs filed in the fall and it was not mentioned by either side in the replies and sur-replies filed thereafter. The Plaintiffs continued to refer to the trial decision in their oral argument in February of 2001.

[201]    Nevertheless, the decision and the reasoning of the Court of Appeal are instructive. At paragraph 25 of the Appeal Court decision, Charron, J.A., stated:

         In my view the trial judge erred in concluding there was a fiduciary relationship between the parties. The duties owed by each party to the other during the currency of the agreement and after its termination, as described by the trial judge, arose from the terms of the agreement itself rather than from any fiduciary obligation imposed by law. The Supreme Court of Canada in Cadbury Schweppes, supra, makes it clear that fiduciary obligations are seldom present in a commercial context between parties acting at arms length (Emphasis added).

[202]    Later, Charron, J.A. said that the trial judge's finding that the plaintiff (Alpha) was dependent on or vulnerable to the exercise of discretion by the defendant (TVX) was a vulnerability flowing from the terms of an agreement freely entered into by the parties and insufficient to elevate the relationship to one that was fiduciary in nature. The parties were in an equal bargaining position and Alpha could have negotiated greater or different protection for

--------
45 Visagie et al. v. TVX Gold Inc. (1998), 42 B.L.R. (2d) 53 (Ont. Gen. Div.)
   reversed in part, [2000] 49 O.R. (3d) 198 (C.A.)

                                    Page: 47

the confidential information it was providing to TVX. There was no reason for equity to intervene to rewrite the bargain. Any exploitation by TVX of Alpha's vulnerability which arose from the contract could be remedied in an action for breach of confidence or for breach of the confidentiality agreement.

[203]    At paragraph 40, Charron, J.A. said:

         The parties in this case have reduced their agreement to writing. It was open to them to include a non-competition clause that would prevent TVX from competing with Alpha for Kassandra. They have not done so. As stated above, the court "should be extremely circumspect in adding to the bargain they have set down."

[204]    The Alberta Court of Appeal also cautioned against the imposition of fiduciary obligations on parties to arms length commercial agreements. In 155569 Canada Ltd. v. 248524 Alberta Ltd.,46 a case cited by the Defendants Mobil and Imperial, at paragraph 91, the court said:

         Vulnerability is often seen to be lacking in commercial settings, so that the courts invoke the fiduciary concept sparingly, opting instead to uphold the inviolability of business enterprise: see Ironside et al
         v. Smith (1998) 223  A.R.379;  183 W.A.C.  379 (C.A.).  This is true of cases with facts similar to the one at hand.

[205]    The Alberta Court of Appeal then adopted the reasoning of the British
Columbia Court of Appeal in Litwin Construction v. Pan47 where the B.C. court had said:

         In a commercial relationship, where the parties have different interests which they both seek to carry forward by entering into a contract or contracts with each other, it would be a most exceptional case where the law would impose a fiduciary obligation which the parties themselves did not make a term of their contracts, either expressly or by implication through the officious bystander or business efficacy rules (Emphasis added).

[206] In 155569 the Alberta Court of Appeal also referred to Hodgkinson where LaForest, J., for the majority, acknowledged that although the existence of a contract in itself does not preclude the existence of fiduciary obligations in commercial relationships, the courts should use a "wary hand" in applying fiduciary concepts to business dealings. At 414, LaForest said:

--------
46 155569 Canada Limited v. 248524 Alberta Ltd. (2000), 255 A.R. 1 (C.A.),
   application for leave to appeal to S.C.C. filed S.C.C. Bulletin, 2000, p 1473 (00)
47 Litwin Construction (1973) Ltd. v. Pan (1989), 52 D.L.R. (4th) 459 (B.C.C.A.)

                                    Page: 48


         Commercial interactions between parties at arms length normally derive their social utility from the pursuit of self-interest, and the courts are rightly circumspect when asked to enforce a duty (i.e. the fiduciary duty) that vindicates the very antithesis of self-interest:
         (citations omitted).

[207]    The comments made and approved of by the Alberta Court of Appeal in
155569 are in keeping with previous decisions including Terra Energy v. Kilborn Engineering48 and Luscar v. Pembina Resources.49

[208]    With that jurisprudence in mind, the first question to consider is whether the Defendants, or any of them, owed a fiduciary duty or duties to the Plaintiffs by virtue of being joint venturers or joint operators. That is, is there something inherent in the status of being a joint venturer or joint operator that, at the very least, makes the Defendants, or any of them, prima facie fiduciaries.

         i)       Joint Venture

[209]    The Plaintiffs contend that the parties here were involved in a joint venture and "a joint venture is one of the legal relationships or categories that is recognized in law as creating fiduciary obligations."50 They cite Wonsch Construction v. National Bank of Canada,51 Harris v. Lindeborg,52 Visagie, United Dominions v. Brian Pty Ltd.,53 and Central Mortgage v. Graham54 in support of this argument.

--------
48 Terra Energy Ltd. v. Kilborn Engineering Alberta Ltd. (1999), 170 D.L.R.
   (4th) 405 (Alta. C.A.), leave to appeal to S.C.C. dismissed, S.C.C. Bulletin, 2000, p. 165
49 Luscar Ltd. v. Pembina Resources Ltd. (1994), 24 Alta. L.R. (3d) 305 (C.A.),
   leave to appeal to S.C.C. dismissed, S.C.C. Bulletin, 1995, p. 1311
50 Plaintiffs' Brief page 72 paragraph 118
51 Wonsch Construction Co. v. National Bank of Canada (1987), 70 C.B.R. (N.S.)
   318 affirmed (1990), 75 D.L.R. (4th) 732 (Ont. C.A.)
52 Harris v. Lindeborg, [1931] S.C.R. 235
53 United Dominions Corporation Ltd. v. Brian Pty Ltd. (1984), 157 C.L.R. 1
   (H.C.A.)
54 Central Mortgage & Housing Corporation v. Graham (1973), 43 D.L.R. (3d) 686
   (N.S.S.C.)

                                    Page: 49

[210]    As already stated, the Ontario Court of Appeal overturned the finding of a fiduciary relationship in Visagie. To the extent the trial decision actually stood for the proposition that joint venturers automatically owe fiduciary duties to each other this has clearly been reversed.

[211]    The Wonsch case also does not help the Plaintiffs. In Visagie, the
Ontario Court of Appeal cast doubt on this decision when noting that the trial judge had relied on Wonsch to find, wrongly, a fiduciary relationship between the parties before her. Moreover, the Alberta Court of Appeal in Luscar cast doubt on Wonsch. In any event, Wonsch specifically held that while joint ventures create fiduciary duties, not all of the obligations between the parties fall into the fiduciary category. In Harris, the Supreme Court of Canada found the contract between the parties established a fiduciary relationship insofar as the defendants had undertaken to act as the plaintiffs' agent, and were thus categorized as trustees who were required to account. At best, the cases relied on by the Plaintiffs here suggest that joint venturers may owe fiduciary obligations to one another in certain circumstances. There is nothing automatic about it. Joint venturers are not status based or traditional fiduciaries for all purposes.

         ii)      Operator

[212]    The Plaintiffs also argue that "a fiduciary obligation is clearly imposed upon the operator of an oil and gas property in respect of the operation and management of that property for the non-operators." For this proposition they cite Bank of Nova Scotia v.Societe General (Canada),55 Erehwon Exploration
v. Northstar Energy,56 Prairie Pacific v. Scurry-Rainbow,57 Moco Resources v. Unocal Canada,58 Trilogy Resource v. Dome Petroleum.59

[213]    In my view these cases do not support the proposition that operators are status based or traditional fiduciaries for all purposes vis-a-vis their joint (non) operators. Clearly as the cases indicate, some of the duties of an operator are fiduciary in nature, most particularly in the area of accounting for expenditures and sales. Each case depends on its own facts, the relationship between the parties and the particular contractual arrangements in place. As our Court of Appeal said in Luscar at 328-329:


--------
55 Bank of Nova Scotia v. Societe General (Canada) (1988), 58 Alta. L.R. (2d)
   193 (C.A.)
56 Erehwon Exploration Limited v. Northstar Energy Corp. (1993), 15 Alta. L.R.
   (3d) 200 (Q.B.)
57 Prairie Pacific Energy Corp. v. Scurry-Rainbow Oil Ltd. (1994), 147 A.R. 260
   (Q.B.)
58 Moco Resources Ltd. v. Unocal Canada Resources Ltd. (1997), 204 A.R. 246
   (Q.B.)
59 Trilogy Resource Corp. v. Dome Petroleum Ltd. (1990), 76 Alta. L.R. (2d) 140
   (Q.B.) new trial ordered (1991), 83 Alta. L.R. (2d) 97 (C.A.)

                                    Page: 50

         While I accept that there may be fiduciary aspects of the duty of an operator, not every duty is fiduciary. The mere fact a contract imposes responsibilities on one party upon which another relies, does not mean the party is a fiduciary with respect to the duty created. Moreover, where a specific term of a contract addresses an issue, the contractual remedy may properly redress the wrong, thereby reducing any vulnerability. The parties having addressed the issue specifically by contract, without making the duty to give notice a fiduciary one is also a factor to be considered . . .

         .....Thus, a party may have fiduciary obligations arising from its relationship but not every obligation is a fiduciary one. In the case of a contract, one party may be put in a position of owing extended duties, but it is important to examine carefully the alleged actions to ensure they derive from the loyalty of the relationship, and are truly fiduciary obligations, as opposed to merely contractual, express or by implication.

[214]    I am satisfied that, on the authorities, there is no basis for the proposition that joint venturers and joint operators of oil and gas properties are, for all intents and purposes, fiduciaries in the traditional sense. Consequently, a factual analysis is required before it can be said, as the Plaintiffs here argue, that in this case, the operator, or operators through the years owed a fiduciary duty as opposed to a contractual duty to their joint
(non) operators to market the oil and gas found in the field. Further, while all of the Defendants were at some point or another joint operators, not all were the operators in the sense of having the responsibility for the day-to-day control and management of the property. Even if an operator was considered to be a fiduciary for all purposes, the obligations arising would only be attributable to Columbia as Amoco, Mobil and Imperial were never operators of the field.

         iii)     Fact Based Analysis

[215]    All of the parties cite the decisions in Frame and Hodgkinson for the test to be applied when determining if a party is a fiduciary with respect to another. In Frame, Wilson J., at 98, said:

         ...Yet there are common features discernable in the contexts in which fiduciary duties have been found to exist and these common features do provide a rough and ready guide to whether or not the imposition of a fiduciary obligation on a new relationship would be appropriate and consistent.

         Relationships in which a fiduciary obligation have been imposed seem to possess three general characteristics:

         (1) The fiduciary has scope for the exercise of some discretion or power.

                                    Page: 51

         (2) The fiduciary can unilaterally exercise that power or discretion so as to affect the beneficiary's legal or practical interests.

         (3) The beneficiary is particularly vulnerable to or at the mercy of the fiduciary holding the discretion or power.

[216]    Since that  decision,  there has been  considerable  debate  regarding the necessity or degree of vulnerability required. In Lac, Sopinka, J. for the majority stated that while the criteria set out in Frame were not exhaustive, vulnerability or dependency was an indispensable feature of a fiduciary relationship. His brother, LaForest J. disagreed, and in Hodgkinson, writing for the majority he clarified the court's approach on that issue at 173:

         From a conceptual standpoint, the fiduciary principle may properly be understood as but one of a species of more generalized duty by which the law seeks to protect vulnerable people in transactions with others. I wish to emphasize from the outset, then, that the concept of vulnerability is not the hallmark of fiduciary relationship though it is an important indicia of its existence. Vulnerability is common to many relationships in which the law will intervene to protect one of the parties. It is, in fact, the "golden thread" that unites such related causes of action as breach of fiduciary duty, undue influence, unconscionability and negligent misrepresentation.

[217]    At 176 he outlined the test, or the factors to look for:

         In these cases the question to ask is whether, given all of the surrounding circumstances, one party could reasonably have expected that the other party would act in the former's best interests with respect to the subject matter at issue. Discretion, influence, vulnerability and trust were mentioned as non- exhaustive examples of evidential factors to be considering in making this determination.

         Thus, outside the established categories, what is required is evidence of a mutual understanding that one party has relinquished its own self-interest and agreed to act solely on the behalf of the other party.

[218]    He gives further assistance at 178:

         The existence of a fiduciary duty in a given case will depend upon the reasonable expectations of the parties, and these in turn depend on factors such as trust, confidence, complexity of subject matter, and community or industry standards.

[219]    The parties here spent considerable time in their briefs debating whether the test as outlined and elaborated on by the Supreme Court of Canada could be described as what came

                                    Page: 52

to be referred to as a "mutual expectations" test or a "reliance" test. The Plaintiffs appear to argue that Hodgkinson stands for the proposition that, insofar as the Defendants (or at least Amoco) acted in a way that allowed the Plaintiffs to expect that they would act in the Plaintiffs' interest, a fiduciary relationship was created. The Plaintiffs say Amoco cannot escape a finding of a fiduciary duty merely by proclaiming it had no such intention.

[220] I agree that an alleged fiduciary cannot escape that designation merely by denying it had any intention to act as a fiduciary or comply with fiduciary obligations. Nevertheless it seems clear to me that the Supreme Court has said, and rightly so, that there must be some kind of mutual understanding between the alleged fiduciary and its beneficiary that the one is acting in the interests of the other. Mere reliance on the part of the purported beneficiary seems insufficient.

[221]    Our Court of Appeal in Luscar gave a further elucidation of the factors to consider when examining a relationship for the existence of fiduciary obligations in the previously quoted passage at page 328-29 of that decision.

[222]    I have already found that there is privity of contract between the
Plaintiffs and the Defendants Amoco, Mobil and Columbia, and that the obligation contained in clause 3.1(D) survived the 1959 Agreement and forms part of the 1966 and 1977 Agreements. What must now be determined is whether the contractual obligation in clause 3.1(D) rises to the level of a fiduciary duty.

[223]    The Plaintiffs say that the fact they were a carried interest owner after 1966 and were small companies lacking in marketing expertise is evidence they were dependent on, vulnerable to or at the mercy of the Defendants, particularly with respect to the obligation to market. I agree that this loss of control created a certain dependancy but it is one that the Plaintiffs bargained for just as the parties did in Visagie. Further, as the Defendants remind us, the Plaintiffs were not vulnerable in that sense in 1959 when, as a working interest owner, they negotiated the 1959 Agreement including clause 3.1(D).

[224]    The Plaintiffs also argue, as discussed earlier in these Reasons, that the obligation to assure marketing at the earliest feasible time means that the Defendants had to make gas sales from Kotaneelee in priority over sales of any other gas they might have available for marketing from other fields. If clause 3.1(D) is interpreted that way, the Plaintiffs suggest that then forms the basis for their claim that the Defendants relinquished their own self-interest in favour of the Plaintiffs, as would be the case in a fiduciary relationship.

[225]    I have found that it is unreasonable to expect that profit-orientated corporate entities such as the Defendants would relinquish their self interest entirely. Mobil quite rightly points out that such an interpretation would have an enormous impact on the oil and gas industry, a view acknowledged in Luscar.

                                    Page: 53

[226]    In my view, as stated, the absence of clear words to the effect that the Defendants would market Kotaneelee gas in priority to all their other interests is fatal to the Plaintiffs' argument. That the clause imposes an onus on the Defendants to market the gas at the earliest feasible time does not mean it imposes the more onerous obligation to relinquish self-interest associated with a fiduciary.

[227]    With respect to the Plaintiffs' vulnerability to the Defendants, the
Defendants recited a long list of facts they argued belie the existence of a fiduciary relationship or fiduciary duties between any of the parties. The most compelling of these is that in 1959, when clause 3.1(D) came into existence, the Plaintiffs were working, not carried, interest owners.

[228]    In further denial of the Plaintiffs' vulnerability, the Defendants point to the Plaintiffs' witnesses who acknowledged they had not been operating in a vacuum and were provided with information from a variety of other sources besides the operator Columbia. They pointed to evidence showing the Plaintiffs' directors were involved in marketing efforts, sometimes with the Defendants, and even retained their own marketing consultants. The Defendants argue the Plaintiffs bargained for and received benefits in 1966 to offset taking on a carried interest position, and in any event they could convert back to a working interest at any time. They had the opportunity to operate on the lands and to take and market their share. The Defendants argue the Plaintiffs were sophisticated enough to have counsel during the negotiating of the 1959 and 1966 Agreements, and that those Agreements provide the Plaintiffs with all the contractual remedies they needed without resorting to the assistance of equity. Indeed, they remind the Court that the Plaintiffs' steps in the Yukon court in the 1960's and the Florida court in the 1980's indicates the Plaintiffs themselves were aware of their contractual remedies and were not afraid to use them.

[229]    The Defendants cite compelling evidence that establishes the Plaintiffs here were not vulnerable to the extent required to cast a fiduciary net over the relationship between the parties. The case law indicates that if such a net is to be cast, it must arise from the circumstances and terms of the agreement itself. In reviewing the 1959 Agreement which contains the express clause 3.1(D), I have noted other clauses which suggest the parties did not expect or intend that they would be in a fiduciary relationship. For example, as in the Luscar case, the 1959 Agreement contains an "entire agreement" clause (Z.1). Further, the relationship is expressly not a partnership (clause S.1).

[230]    I cannot, therefore, find any basis for finding that the obligation to market contained in clause 3.1(D) is a fiduciary obligation. It is a contractual obligation and the Plaintiffs' remedies for a breach, if any, lies in contract.

b)       Does Clause 3.1(D) Run With the Land?

[231]    In the alternative to fiduciary and contractual arguments, the
Plaintiffs look to the law of property and equitable considerations to bind the Defendants to the obligations in clause

                                    Page: 54

3.1(D) of the 1959 Agreement. Specifically, the Plaintiffs point out that clause CC.6 of Schedule "B" to the 1959 Agreement states:

         All terms, covenants, provisions and conditions of this Agreement shall run with and be binding upon the said lands during the term hereof.

[232]    In written argument the Plaintiffs cite two American cases in support of the proposition that, not only can an obligation to develop and market be implied in freehold and (U.S.) departmental leases, but that implied obligation runs with the land and is binding on assignees unless there is an express provision to the contrary (Watchorn v. Roxana60 and Phillips v. Taylor61). The Plaintiffs state that here there is an express agreement that the development and marketing covenant in the 1959 Agreement runs with the land and the Defendants inherited the obligation.

[233]    I do not find these cases determinative. Watchorn does not discuss the concept of covenants running with the land and Phillips speaks of an implied obligation to develop on the part of a lessee's assignee, but it does not say that such an implied obligation runs with the land.

[234]    The Defendants, in their written briefs, aptly point out that merely stating something doesn't make it so. They argue that even if they are bound to the 1959 Agreement containing clause CC.6, the marketing covenant must still pass the long established tests for determining whether a particular covenant runs with the land. They argue it fails because:

         1) Clause 3.1(D) is a positive covenant and, as a matter of property law, positive covenants cannot run with the land;

         2) The two possible exceptions to the rule that positive covenants cannot run with the land, to the extent either are good law, do not apply to these facts in any event;

         3) There is here no dominant and servient tenement and clause 3.1(D) does not touch and concern the land;

         4) Notwithstanding clause CC.6, there is no evidence the parties intended clause 3.1(D) would run with the land; and

         5) The Defendants, or at least Imperial, did not have notice of the clause.

--------
60 Watchorn v. Roxana Petroleum Corp., 5 F. 2d 636, certiorari denied 269 U.S.
   581 (8th Circ., C.A., 1925)
61 Phillips Petroleum Co. v. Taylor, 116 F. 2d 994 (5th Cir. 1941)

                                    Page: 55

[235]    The Defendants cite learned authors Megarry and Wade, The Law of Real
Property,62 Ziff, B., Principles of Property Law,63 Gale on Easements64 and Benson, Understanding Property65 who all describe the test for determining if a covenant runs with the land in much the same manner. The Defendants also cite more than a dozen cases when analysing specific parts of the test to show that the present facts do not fit within the rubric of the jurisprudence on covenants running with the land. These included Rhone,66 Tulk v. Moxhay,67 Carruthers v. Tioga Holdings,68 Halsall v. Brizell,69 Tito,70 Re: Nylar Foods,71 Galbraith v. Madawaska Club,72 and Parkinson v. Reid.73

[236]    In their reply, the Plaintiffs assert that the cases relied on by the
Defendants on the issue of positive and restrictive covenants are "not helpful" and "completely unsuitable in the present case." I cannot agree. They then make further unsupported assertions and finally argue that the interest of each of the Defendants is a profit a prendre, an incorporeal heriditament which allows a party to take something off another person's land for their own benefit. They

--------
62 Megarry and Wade, The Law of Real Property, 5th ed. (London: Stevens & Sons,
   1984) Megarry and Wade, The Law of Real Property, 6th Edition
63 Ziff, B., Principles of Property Law, 2nd ed. (Toronto: Carswell, 1996)
64 McMullen, D.H., Gale on Easements, 12th ed. (London: Sweet & Maxwell, 1950) 65 Benson, M. & Bowden, M.-A., Understanding Property: A Guide to Canada's Property Law (Toronto: Carswell, 1997)
66 supra, Footnote 17
67 Tulk v. Moxhay (1848), [1843-60 reprint] All E.R. Rep. 9 (L.C. Ct.)
68 Carruthers v. Tioga Holdings Ltd., (1997), 199 A.R. 40 (M.C.), affirmed
   (1997), 13 R.P.R. (3d) 202 (Alta. Q.B.), reversed on other grounds (1999), 171 D.L.R. (4th) 507 (Alta. C.A.)
69 Halsall v. Brizell, [1957] 1 All E.R. 371 (Ch. Div)
70 supra, Footnote 16
71 Re: Nylar Foods Ltd. and Roman Catholic Episcopal Corp. of Prince Rupert et
   al, (1988), 48 D.L.R. (4th) 175 (B.C.C.A.)
72 Galbraith v. Madawaska Club Ltd., [1961] S.C.R. 639
73 Parkinson et al v. Reid, (1966) 56 D.L.R. (2d) 315 (S.C.C.)

                                    Page: 56

rely on Scurry Rainbow74 for the proposition that covenants which would run with the demise of land also run with the demise of incorporeal hereditaments so that assignees can be bound. Scurry indeed stands for that proposition.

[237]    The problem is, as the Defendants pointed out in their sur-replies, that the covenant in question is not contained in the permits or leases granted by the Crown to the parties. Citing Berkheiser v. Berkheiser,75 they say the permits and leases are the documents which would create a profit a prendre, and they say nothing about the responsibility for developing and marketing the land. Further, the actual leases were not even granted by the Crown until 1969, 10 years after the 1959 Agreement. As such, the Defendants argue that as the Crown, and not the Plaintiffs, is the grantor of the lands in question, only the Crown has a reversionary interest that a covenant running with the land would be designed to protect. Clause 3.1(D) is just a contractual term between the parties to the 1959 Agreement, a contractual creation between co-lessees. It was not imposed by the Crown when the land originally began to "run," and it does not touch and concern the land.

[238]    I find the arguments of the Defendants persuasive and the weight of authority firmly on their side. The 1959 Agreement does not create a "profit a prendre " in the sense that is meant by the Supreme Court of Canada in Berkheiser. It is, instead, a contract outlining the various obligations of the parties. Clause 3.1(D) is simply one of its terms. Even if it could be said that the Plaintiffs had a sufficient interest in the lands to impose covenants binding on the lands, this covenant fails the established tests for covenants running with the land.

3.       Satisfaction of Any Obligations

a)       Positions of the Parties

[239]    Having found that at least some of the Defendants are bound to perform the contractual marketing obligation in clause 3.1(D), I must now turn to the evidence to determine if the Defendants breached that obligation.

[240]    The Plaintiffs' case with respect to the sufficiency of the Defendants'
efforts to market the gas rests primarily on the evidence of six witnesses: John Anthony, a former VP of marketing of Trans Canada Pipelines, head of Can West, the successor to BCPC, and at the time of trial, an energy consultant; Peter Milne, the director of the Government of Canada Natural Gas Branch through deregulation, and at the time of trial an energy consultant; John Sproul, a former VP of Pacific Gas and Electric Company, the parent company of A&S; John Brown, an energy consultant with offices in Houston, Texas; Eugene Pendery, a director of

--------
74 Scurry Rainbow Oil Ltd. v. Galloway Estate (1993), 8 Alta. L.R. (3d) 255 (Q.B.), affirmed (1994), 23 Alta. L.R. (3d) 193 (C.A.), leave to appeal to S.C.C. dismissed, S.C.C. Bulletin, 1995, p. 615
75 Berkheiser v. Berkheiser (1957), 7 D.L.R. (2d) 721 (S.C.C.)

                                    Page: 57

Canada Southern since 1986; and Richard O'Callaghan, a former VP of a subsidiary of Inland, a company serving the east Kootenay market in British Columbia.

[241]    Messrs. Anthony and Milne were both qualified as experts in the marketing of natural gas during the relevant time period. They prepared a joint report and presented and defended it as witnesses in the trial. Essentially, they expressed the opinion that there were markets available for Kotaneelee gas from 1984 to 1991: 1984 to 1986 by way of a substitution by the Defendants into aggregator pools, preferably with A & S; and from 1984 to 1991 to nine specified markets, including the Pacific Northwest, British Columbia, and eastern Canada.

[242]    John Brown was qualified to give expert evidence with respect to marketing of natural gas in the U.S., but not in the Pacific Northwest. His opinion, based on a review of the documents, was that there had not been marketing at the earliest feasible time and that Columbia had brought markets to the other Defendants but they all wanted to sell gas from other fields. John Sproul, qualified to give evidence with respect to gas supply and substitution into the Alberta and Southern pools, rather surprisingly testified in cross that, in his view, it was "a remote possibility" a substitution could have been achieved before 1986,76 and much more of a possibility, a "real potential," or a "real opportunity" after 1986.77 Eugene Pendery investigated the marketing situation with respect to Kotaneelee in mid-1986, and described the "dismay of the Plaintiffs upon learning a market had been turned down by one of the Defendants," but rather oddly made no follow-up investigation to ascertain which Defendant had declined. Mr. Pendery also acknowledged it appeared Columbia was pursuing markets at that time at prices which may have given a "break-even" result. Richard O'Callaghan described an arrangement his company made with A&S which Mr. Anthony considered to be similar to the substitution he and Mr. Milne were proposing, but acknowledged Columbia had the right to terminate the contract which was not part of the Anthony/Milne proposal.

[243] The Defendants counter with evidence from some fifteen witnesses. Seven of these, called as fact witnesses, were actually involved in attempting to market gas from Kotaneelee. They were: Gil Graham, marketing manager of Columbia; Don Bowes and Norval Horner, employed by Dome; Werner Neumeister, employed by Amoco; Hugh Gillard and Hank Petranik, employed by Dome and Amoco; and David Goodwill, a former director of Canada Southern.

[244] They also called eight witnesses who were qualified to give expert evidence: Geoffrey Edge, chairman of the NEB from 1971 to 1986; Peter Nettleton, a former senior executive of Imperial who was Imperial's head of regulatory affairs from 1978 to 1991, and at the time he testified was a private consultant; George Lechner, the former head of BCPC and later vice- president of gas supply for BC Gas and involved in the negotiation which eventually contracted Kotaneelee to a long term sales contract; Philip Griffin, former VP, general counsel, and

--------
76 Transcript page 5573
77 Transcript pages 5555-5557, 5573, 5598

                                    Page: 58

secretary of Westcoast and since 1994 practising commercial energy law in Vancouver; Scotty Cameron, former senior executive of Pan Alberta Gas, including president and chairman from 1975 to 1996; George Walsh, a former VP of A&S, qualified specifically to give opinion evidence with respect to the policies, practices and activities of A&S respecting the negotiation, purchase, transportation and regulation of natural gas from 1981 to 1989; Randy Randolph, former VP of gas supply in the mid-1980's for Northwest Pipeline, qualified to give expert evidence as to the marketing of gas in the U.S. and the policies and practices of Northwest during the period 1984 to 1989; and Dr. Andrew Safir, an economist and former White House staffer, and in 1979 and 1980, California's chief business economist, since then the head of Recon Research Corp., an economic and energy consulting firm. He was qualified to give evidence as to appropriate markets for Kotaneelee gas and pricing in the 1980's and early 1990's.

[245]    Gil Graham was hired by Columbia in February of 1986 as manager of marketing. As one of his major activities he set about marketing Kotaneelee. He conducted an extensive analysis of what he considered to be the possible markets for Kotaneelee, and in the process seemed to involve all of the market areas suggested by Messrs. Anthony and Milne.

[246]    Mr. Graham had a plan, one that seems not all that different from that proposed by Mr. Anthony. His plan was, I believe, fairly stated by counsel in their written argument as follows:

         In light of all these factors, Columbia's objective was to obtain a long-term contract for Kotaneelee gas, spend the money to de-mothball the field and then start up. According to Mr. Graham, Columbia's corporate business objective in terms of Kotaneelee was to start delivering gas from Kotaneelee as soon as it could, consistent with maximizing its cash flow present value. A long-term contract was sought for the following reasons:

                  a) for all practical purposes, once the field was put back in operation, operating expenses were fixed; and

                  b) to obtain firm transportation service on Westcoast, it would be necessary to commit to tolls which were virtually all demand charges, meaning that there were very high fixed expenses which would have to be paid even in periods of low prices or shut-in.

         Spot markets were not considered desirable because they could be interrupted and the prices go to unacceptable levels. However, if a long-term contract was obtained with a delayed commencement date, Gil Graham was prepared to consider whether, on the basis of short-term markets, the economics supported

                                    Page: 59

         an earlier start before commencement of deliveries to the long-term contract. Economic realities had to be considered any time one went to sell gas.78

[247]    Mr. Graham gave detailed evidence as to each of the prospects he pursued and of the end result. Sometimes either he or the prospect lost interest for a variety of reasons. In July 1986, he negotiated a letter of intent signed by himself and Inland,79 but none of the other Defendant working interest owners approved the arrangement.

[248]    Very detailed evidence was also given by Werner Neumeister, whose major activity for a time was to seek out direct sales in the Pacific Northwest for Amoco. He reiterated in response to many questions both in chief and in cross that he had Kotaneelee in mind throughout the period, and the attitude of his management was clearly shown at a meeting involving Mr. Meeker, a senior executive of Amoco's U.S. parent. Mr. Neumeister said he came away from that meeting with "one impression", that he was not going to get any more funds for drilling in B.C. until the Kotaneelee problem had been solved.80

[249]    Mr. Neumeister also addressed the May 5, 1987 policy81 passed by Amoco
Canada's management committee which the Plaintiffs, when it came to their attention, dubbed the "us first" policy. The Plaintiffs suggest this policy reflected Amoco's unwillingness to share marketing opportunities with a field in which they held a relatively small working interest, and in particular, an unwillingness to share marketing opportunities with carried interest partners. Counsel for Amoco repeatedly insisted that the policy was not in fact a policy but only a direction and, in any event, was never implemented. Mr. Neumeister testified that the policy, or direction, had no impact on his marketing efforts.82

[250]    Hugh Gillard of Dome was involved in the negotiation of the arrangement which seems to be closest to one that on its face would appear to have been suitable for Kotaneelee. It was a long term contract entered into between Dome and WNG in November of 1988 for the sale of 25 mmcfd. Dome had been pursuing a contract with WNG for some years and apparently had a preference to use their Cypress field for the supply. Mr. Gillard did an analysis of some eight scenarios which included Kotaneelee as a comparable, and for various reasons the preference of Cypress was confirmed. It may be worth noting that one of the calculations examined were net-backs and Kotaneelee was the lowest. WNG was also interested in a further supply of 25 mmcfd, but indicated some disinterest in Kotaneelee and a wish to diversify the supply, but

--------
78 Anderson Brief page 96
79 Exhibit 241
80 Transcript page 13455
81 Exhibit 428. See supra paragraph 71
82 Amoco Brief page 115, Transcript pages 8859-8870,14554-14567,14997-14998

                                    Page: 60

nothing came of that. Later, Kotaneelee was considered a third time when it appeared the Cypress plant would not be on stream until one year after the contract was to commence, and Dome was obliged to provide a replacement source for that period. Mr. Gillard considered five possibilities, other Amoco gas, Alberta Gas, Kotaneelee, Aiken Creek and brokered gas. He narrowed that to Kotaneelee, Aiken Creek and brokered gas, and in the end chose the brokered gas on the basis that brokered gas was available at a good price. In contrast, using Kotaneelee would involve start-up costs with no sure prospect markets would be available for the gas after the one year period.

[251]    Mr. Gillard also testified he felt the natural market for Kotaneelee was the Pacific Northwest, not the U.S. midwest, and that it made no sense to flow Kotaneelee gas past uncontracted Alberta Gas. He also said he was not in favour of Columbia's proposal regarding MichCon because of there was neither firm transportation nor obligation to take, and low net-backs. This led to a sharp letter from Columbia to which Amoco responded by letter dated October 6, 1989,83 drafted by Mr. Gillard, which included the following:

         During the last few months Columbia and ourselves have held several conversations regarding two other potential sales which, for various reasons, did not come to fruition. In both cases Columbia made a point of implying, via a letter to the other working interest owners, that Amoco's philosophy or position on certain marketing terms was the principle reason for the past failure of negotiations. Prior to any discussion concerning the above noted subject Amoco wishes to confirm why the potential sales in fact did not materialize.

         The first potential sale, brought to Amoco by Columbia, involved a sale to a U.S. midwest customer via Westcoast (WEI), NWPL and Colorado Interstate Gas (CIG). The proposal, as presented to us, contemplated that the buyer would have no minimum take obligations, would not keep the seller whole on demand charges, would hold only interruptible service on CIG with the seller having to hold firm on NWPL and WEI and finally, the price was very inadequate for a long term firm sale. Our concerns were noted by letter, a copy of which is attached, as we believe that it was not unreasonable for a seller/major owner to want these terms rectified.

         The second potential sale was in fact brought to the table by Amoco. Amoco passed on the potential opportunity because it believed that there may have been a good fit between the buyers short and long term needs for gas and the objectives of the major owners. It was our belief that the buyer was willing and able to enter into both a long term sale with Columbia and a shorter term sale with Amoco. Amoco was reluctant to enter into a long term arrangement, involving high demand charges, with a 'broker' who had no assets to speak of.

--------
83 Exhibit 811

                                    Page: 61

         The final result was that the buyer considerably downgraded its earlier proposal and was unable to make any firm commitments in a timely fashion. Any reference by Columbia that Amoco was at fault for the termination of negotiations is rejected by Amoco.

         Amoco was and will continue to make every effort to market the gas from the Kotaneelee field and feels confident about its ability to do so. With the amount of capital invested to date there is more than enough incentive to market the gas, but not on terms which do not even meet what we consider minimum standards.

[252]    The approach of the Defendants' fact witness to the marketing of
Kotaneelee was strongly supported by the evidence of their witnesses giving expert testimony. Collectively, their evidence was lengthy so it is difficult to summarize in a meaningful way, but very generally they were all of the view the substitution proposed by Messrs. Anthony and Milne for the pre-1986 period could not have been achieved. Further, they expressed the view that in the post-1986 period there were so many obstacles facing the Kotaneelee producers that they were unable to compete until 1991 when the BC utility market became available, and they took advantage of it.

[253]    Each of these experts had their own perspective on the industry and their evidence reflected that. For example, Scotty Cameron testified that, in his opinion, pre-1985, the parties' only real chance was the Texas Gas arrangement (in which he was very involved on behalf of Pan Alberta), and that having failed, his conclusion was that marketing was not possible in that time period. He said that post-1985, Kotaneelee was still locked out of BC and east of Alberta was still very difficult except with respect to gas very near the border.

[254]    Geoffrey Edge testified that from 1981-1985 there was no long term market available, and he could not see putting the field on production for short term, interim sales. With specific reference to the Anthony/Milne substitution proposal, he said categorically no substitution could have taken place which required Alberta or BC gas to be shut in. From 1986 onwards he acknowledged there were many more short term markets but stated that it was difficult to get transportation until Pacific Gas and Electric Company expanded; there was only interruptible transportation on Northwest Pipeline; the market east of Alberta was not available until 1990; and BC, the natural market for Kotaneelee, was tied up by BCPC until 1991.

[255]    Peter Nettleton, commenting specifically on the opinion of Messrs.
Anthony and Milne, testified that in his view they disregarded that Kotaneelee was remote and had uncertain reserves and that attempts were made to actively market the gas; that gas exports had collapsed due to Canadian government price increases and the development of the gas bubble; and after deregulation 1986 to 1988, Kotaneelee could not compete for direct sales because of pipeline take or pay ("TOP") constraints and supply under existing contracts had lower gathering process and transportation costs. He further said that in his view, nothing could have been accomplished until 1991 when the BCPC contracts expired. Until then Kotaneelee was locked out of BC and couldn't compete elsewhere.

                                    Page: 62


[256]    Randy Randolph testified that the Pacific Northwest was the natural export market for Kotaneelee, but until the Pacific Northwest went into open access in June of 1988, given the choices available for gas supply to the local LDCs (B.C. Hydro, Inland and Pacific Northern Gas) it would have been "very difficult and highly improbable that, given the choices that were available for gas supply to our local distribution companies, as well as the fact that there were ample supplies available - - we were in a surplus mode - - that Kotaneelee could have been sold on a long term basis into the Pacific Northwest."84 He also said that the situation was much the same in the U.S. midwest and northeast and that Kotaneelee, in his view, was not suitable for the co-generation market. He reiterated a view expressed by other witnesses that for many years Kotaneelee had to bear the "burden" of the Beaver River failure and the government's allocation of 100% of the resulting shortages to the Pacific Northwest.

[257]    Andrew Safir testified that in his opinion, if Kotaneelee had been producing in the 1980's, it would have gone to the U.S., specifically to the Pacific Northwest. Especially earlier it would have been extremely difficult with low well head prices and net backs so low the economy feasibility would have been "not very viable." He dismissed the Anthony/Milne substitution proposal by saying there was no evidence to support it. He said sales were possible in the late 1980's, but would have been on an interruptible short term basis, on the spot market, as, for example was the overwhelming nature of Amoco's sales at that time. He said in his view, Amoco's contract with WNG would "not have been terribly economically viable"85 as a market for Kotaneelee.

[258]    George Walsh testified that he disagreed with the Anthony/Milne substitution theory, saying A&S had too much gas; were paying for gas they had not taken; and in their TOP settlements and to the Alberta Petroleum Marketing Commission they had undertaken not to take on any new gas. He said any substitution was especially difficult where there were different working interest owners and it was never done during this time at A&S. He said the negotiation with Canada Southern were more along the line of planning, the only significant gas taken from contracts in the 1980's was from PacGas which was more diverse, had more wells and lots of upside.

[259]    Philip Griffin testified that difficulties with the Anthony/Milne substitution proposal included the fact at the time the aggregators were not contracting, shutting in gas in other jurisdictions, there must be a benefit for all parties and all factors must be working. He said the Texas Gas Agreement did that but the Anthony/Milne proposal did not. With respect to the BC market, he said the first opportunity to "break into the closed system" was in 1991, and the Kotaneelee producers took it.

--------
84 Transcript page 24035
85 Transcript page 24490

                                    Page: 63

[260]    George Lechner testified that in his view, it was not realistic to think the aggregators would substitute gas from two wells in a remote location for gas under long term contracts with the result that BC and/or Alberta would lose their royalties. With respect to the post-1986 period, he said that markets were defined but not incremental, very competitive, and Kotaneelee was farthest from the market. His opinion was that Kotaneelee would have been unable to compete until the expiration of the large utility contracts in 1991 provided a feasible market opportunity, one that was close, long term, reliable, had acceptable load factors and competitive prices. With specific reference to the July 1986 letter of intent with Inland, Mr. Lechner said the deal could not proceed because the British Columbia Utilities Commission "was concerned about the utility doing an end run on their long-term obligation to purchase gas through BCPC."86

b)       The Business Judgment Rule

[261]    I am mindful of the line of authorities cited by the Defendants, in most detail by Esso, that there are limited circumstances where the courts will second guess the business judgment of the parties. In the relatively recent Ontario case, CW Shareholdings Inc. v. WIC,87 the application was made by a shareholder to have a pre-acquisition agreement set aside as oppressive. Blair J, at p 12 stated:

         58 In this respect, the next issue of law to be addressed is regarding the circumstances in which a Court will second guess the business judgment of the parties and what are the standards to be applied to that consideration.

         The Business Judgment Rule

         59 In assessing whether or not directors have met their fiduciary and statutory obligations, as outlined earlier in these Reasons, Canadian courts have generally approached the subject on the basis of what has become known as the "business judgment rule." This rule is an extension of the fundamental principle that the business and affairs of a corporation are managed by or under the direction of its board of directors. It operates to shield from court intervention business decisions which have been made honestly, prudently, in good faith and on reasonable grounds. In such cases, the board's decisions will not be subject to microscopic examination and the Court will be reluctant to interfere and to usurp the board of director's function in managing the corporation. The oft-cited remarks of Anderson J. in Brant Investments
         v. KeepRite Inc., (1987), 60 O.R. (2d) 737 (H.C.) - made in the context of an oppression remedy hearing - are apt in this regard. At pp. 759 - 760, he said:

--------
86 Transcript page 21024
87 CW Shareholdings Inc. v. WIC Western International Communications Ltd., [1998] O.J. No. 1886 (Gen. Div.)

                                    Page: 64

                  The jurisdiction [to review] is one which must be exercised with care. On the one hand the minority shareholder must be protected from unfair treatment; that is the clearly expressed intent of the section. On the other hand the court ought not to usurp the function of the board of directors in managing the company, nor should it eliminate or supplant the legitimate exercise of control by the majority . . .

                  ... Business decisions, honestly made, should not be subjected to microscopic examination. There should be no interference simply because a decision is unpopular with the minority.

         60 In upholding the decision of Anderson J., and in commenting on that passage, Madam Justice McKinlay stated [(1991), 3 O.R. (3d) 289 (C.A.), at p. 320]:

                  There can be no doubt that on an application under s. 234 the trial judge is required to consider the nature of the impugned acts and the method in which they were carried out. That does not mean that the trial judge should substitute his own business judgment for that of managers, directors, or a committee such as the one involved in assessing this transaction. Indeed, it would generally be impossible for him to do so, regardless of the amount of evidence before him. He is dealing with the matter at a different time and place; it is unlikely that he will have the background knowledge and expertise of the individuals involved; he could have little or no knowledge of the background and skills of the persons who would be carrying out any proposed plan; and it is unlikely that he would have any knowledge of the specialized market in which the corporation operated. In short, he does not know enough to make the business decision required . . .

                  It is important to note that the learned trial judge did not say that business decisions honestly made should not be subjected to examination. What he said was that they should not be subjected to microscopic examination. In spite of those words, the learned trial judge did, in fact, scrutinize, in a very detailed and careful manner, the nature of the transaction in this case and the manner in which it was executed.

                                    Page: 65

[262] The Plaintiffs, in their Reply brief, dismiss the CW Shareholdings Inc. decision on the basis it was not a contract case, and rely instead on Mormacsaga
v. Crelinsten Fruit,88 also cited by Imperial. In that decision, the court, while recognising the principle that courts should be reluctant to substitute their business judgment for the judgment of businesspeople in the industry, held that the decision made was not shown to be exercised with sound business judgment. The principle stated in both cases is the same.

c)       The Pre-1986 Period

[263]    In my view, the argument of the Plaintiffs on the substitution option fails for want of sufficient proof. There has been no evidence given of a non-incremental substitution involving any of the aggregators during the period leading up to 1985. Messrs. Edge, Cameron, Nettleton and Walsh, all of whom were intimately involved in the industry at the time, say unequivocally it would not have worked. Furthermore, George Walsh was the only witness called by either side from A&S, which the Plaintiffs suggest was the most suitable market.

[264]    It is worth noting that John Anthony acknowledges there would have been some difficulties achieving a substitution, saying:

         And there are obviously problems with this, because it -- you know, there's problems with the fact that it isn't an incremental sale which people have pointed out, and there may be flow-back consequences where Alberta would lose revenue, but I believe that these problems could probably have been overcome with a series of, you know, compromises, and I think those were possible . . .89

d)       The Post-1986 Period

[265]    All of the Defendants' fact witnesses testified as to their efforts to sell Kotaneelee gas and I am satisfied they were genuinely using their best efforts to do so. I accept their explanation that other fields were for some markets more appropriate because the markets were short term and the prices competitive, and that Kotaneelee had to be brought on stream at a significant cost. Indeed, their "plan" seems quite consistent with the "plan" envisioned by John Anthony.

[266]    The Plaintiffs argue vigorously that the conduct of Dome and Amoco with respect to the WNG contract shows a complete disregard of any obligation to the Plaintiffs with respect to Kotaneelee. I am not persuaded that this is the case, unless I accept the Plaintiffs' view that the obligation to market Kotaneelee gas is an over-riding one, which, as indicated earlier, I do not.

--------
88 Mormacsaga (The) v. Crelinsten Fruit Co., [1969] 2 Ex. C.R. 215 89 Transcript page 4716

                                    Page: 66

[267]    On the facts here I am satisfied the decisions made by the Defendants were made exercising sound business judgment. For example, the comments in the Amoco letter of October 6, 1989 on their face make perfect sense, and indicate the exercise of sound business judgment to achieve a proper return on the asset for all the owners, and not, as the Plaintiffs suggest, an attempt to treat the Plaintiffs unfairly in any way.

[268]    I am led to the conclusion that the Defendants collectively did not act unreasonably in continuing to strive for a firm long term contract at an attractive price. Such a course of action benefited the Plaintiffs as much as the Defendants, and I am unable to regard the Defendants actions in that regard as a breach of their contractual obligation.

4.       Conclusion and Remedies

[269]    Having reached the conclusion that the obligation to market was satisfied by the Defendants, I do not believe I ought to make any findings on damages, despite the number of witnesses who testified for many weeks on the subject and the number of expert reports, rebuttals and updates filed throughout the course of the trial.

[270]    Some 64 years ago, in Jalbert v. Canada90, Davis, J, in the Supreme
Court of Canada said:

         Even though a trial judge may take, as a matter of law, a view of a case which precludes the plaintiff from recovering damages, an appellate court is entitled to have, in case it should reach a different conclusion on the question of liability, the advantage and assistance of the trial judge's views as to the weight which should be attached to the evidence of the several witnesses who appeared before him.

[271]    The few authorities there are since Jalbert go both ways on the question whether a trial judge, having found no liability or breach as the case may be, should proceed to make findings in the alternative in the event his or her initial findings are overturned on appeal. Various trial judges have commented on the necessity or desirability of making findings in the alternative. For example, in Phillips v. Lyle91 Southin, J. said "In most cases when a trial judge dismisses an action it is, I think, inappropriate for her (or him) to address the issue of damages." She warned of a "natural tendency" on the part of a trial judge not to give the question of damages the close attention it deserves when the finding is, to the judge's mind, of no real significance. Southin, J. proceeded to address the issue of damages in the case before her even though she had dismissed the plaintiff's action against one defendant for damages arising from one of two motor vehicle accidents. The defendant in the second accident had admitted liability making a

--------
90 Jalbert v. Canada, [1937] S.C.R. 51, affirmed [1938] 1 D.L.R. 721 (P.C.) at
   68
91 Phillips v. Lyle [1988] B.C.J. No. 1708 (B.C.S.C.), affirmed, [1990] B.C.J.
   No. 212 (B.C.C.A.)

                                    Page: 67

damages assessment necessary for apportionment purposes. The fact it was a close case on liability was also stated as a factor.

[272]    I found a very persuasive examination of the duty of a trial judge in these circumstances in Caplan Builders v. Royal Bank of Canada.92 In that case, Bouck, J., said generally "only in the most exceptional cases" would a judge or jury assess damages after a finding of no liability. Stating it was a matter of judicial discretion, he set out four matters for consideration:

         1. Was the dismissal of the action based predominantly on questions of fact? (adding an academic exercise should be avoided when a higher court is unlikely to interfere in the absence of palpable and overriding error);

         2. Was the dismissal of the action based upon unsettled issues of law? (noting a second trial could be expensive if a higher court disagrees with the trial court's interpretation of the law);

         3. Will the assessment of damages require the judge to make findings of fact which may conflict with similar findings made on the issue of liability? (commenting judgments can take on an air of unreality and be confusing if contradictory findings of fact have to be made to assess damages);

         4. Will the assessment involve a lengthy assessment of the facts and the law? (acknowledging this is the least persuasive consideration but recognising judicial time is scarce).

[273]    In this case, on the marketing issue my conclusions have resulted predominantly from findings of fact. Further, the law engaged by the facts here is not particularly unsettled and where it might be, for example on the issue of assignments and privity or the existence of a fiduciary duty, different findings would not alter the final result since I have found, on the facts, that there was no breach in any event.

[274]    Also, of particular importance here is Bouck. J.'s third consideration.
In this case, assessing damages would clearly require findings which would conflict with findings on the issue of whether any marketing obligation was satisfied. To give just one example, my conclusion on that issue follows my acceptance of the evidence of the Defendants' marketing witness over the Plaintiffs', primarily Messrs. Anthony and Milne. Both, particularly Peter

--------
92 Caplan Builders Ltd. v. Royal Bank of Canada (1988), 25 B.C.L.R. (2d) 335
   (S.C.) affirmed, [1989] B.C.J. No. 1074 (Q.L.) (B.C.C.A) (The Court of Appeal expressly stated it did not "consider the observations" of the trial judge on this judicial dilemma as Bouck, J. had issued them in supplemental reasons after the parties had filed appeals.)

                                    Page: 68

Milne, also gave evidence relevant to damages and any assessment of damages would require different findings with respect to some of their evidence.

[275]    I might say that my acceptance of the evidence of the Defendants'
marketing witnesses over that of Messrs. Anthony and Milne was not on the basis of credibility. I found both Messrs. Anthony and Milne to be honest, credible witnesses, but the overall weight of the marketing evidence was contrary to theirs.

[276]    Bouck. J.'s fourth consideration is unquestionably an important factor for this case, perhaps more important here than in most cases, but still the least important of the four.

[277]    Finally, if my findings of liability are varied, it is my view there ought to be further evidence heard, updating the calculations of the experts to take into account revenue and expenses to the date of an assessment and perhaps to provide clarifying evidence with respect to past and future gas prices.

[278]    For those reasons, I exercise my discretion and do not assess damages in the alternative with respect to the marketing claim.

C.       THE CARRIED INTEREST CLAIM

1.       Introduction and Positions

[279]    The carried interest account is the account necessitated by the
Plaintiffs' conversion from a working interest to a carried interest owner in 1966. The 1966 Agreement, as previously stated, made specific amendments to the 1959 Agreement to facilitate the change and added the carried interest provisions, Schedule "D", which was stated to be "attached to and forming part of" the 1959 Agreement. Essentially, in exchange for losing the status and control of a non or joint operator working interest owner, the Plaintiffs were no longer required to pay their share of the costs of developing and operating the field as those costs were incurred. However, they would not receive their share of any revenue from the field until operational receipts exceeded operational costs.

[280] The Plaintiffs complain that some of the capital expenditures incurred by the Defendants after June 30, 1988, and charged to the carried interest account are improper and unreasonable, and they ask this Court to reduce the account accordingly. They argue that the Defendants, and in particular Columbia as operator, owed a duty to operate the field in a good and workmanlike manner, and that they breached that duty particularly with respect to the revamp of the facility and the I-48 well. They further argue that the Defendants owed fiduciary duties to the Plaintiffs which were also breached by the way the Defendants managed and operated the Kotaneelee field.

[281]    The Defendants, or more accurately Columbia with the concurrence of the others, argue the Plaintiffs have no contractual or other rights to challenge joint account expenditures

                                    Page: 69

or to claim that operations were not conducted in a good and workmanlike manner under the operating procedure. The Defendants concede that the Plaintiffs have some rights as carried interest owners, but that those rights are limited to voting for the operator, disclosure of information about the operations and the receipt of statements and right to audit the carried interest account. They say the Plaintiffs' right to challenge expenditures charged to the carried interest account is limited to establishing that such expenses fall within the definition of operating costs in Schedule "D". They deny they owe any fiduciary duties to the Plaintiffs with respect to these or any other matters.

2.       Application of Fiduciary Law

[282]    At the outset, I dismiss the Plaintiffs' claims that the Defendants owed fiduciary duties to them under Schedule "D" of the 1966 Agreement, the carried interest provisions or Schedule "B" of the 1959 Agreement, the operating procedure. Much of the same reasoning as in the earlier discussion relating to whether a fiduciary obligation was owed in respect of the marketing clause applies here as well. In particular, I find that those two schedules clearly and expressly outline the parties' respective rights in relation to the carried interest account and the operating procedure. As discussed earlier, there is nothing in the particular circumstances of these parties that gives rise to fiduciary obligations, particularly when they have negotiated and bargained for their resulting positions in an arms length commercial transaction. They did not expressly provide that the obligations in the schedules at issue here were of a trust nature. More important, and as previously pointed out, clauses S.1 and Z.1 of Schedule "B", the operating procedure, clearly provide that the agreement shall not be construed as creating a partnership and that it is the entire agreement with no implied covenants, conditions, terms or reservations.

3.       The Plaintiffs' Right to Challenge Expenditures

[283]    Clause 2.6 of Schedule "D" to the 1966 Agreement defines operational costs as:

         The cumulative total of all expenditures made by A-D-P on and after April 1, 1966 . . . including, without limiting the generality of the foregoing, all permit renewal fees, lease rentals, exploratory costs, development costs, production costs and marketing costs with respect to that Block and including all lessors' royalties and the overriding royalties to which the permits in that Block are subject . . . provided that no cost shall be charged as an operational cost unless it can be charged to the joint account under the Accounting Procedure (or, with respect to the cost of independent operation, could be so charged if the operation were for the joint account).

[284]    Under the terms of clause 3.2 of Schedule "D", A-D-P is to maintain the carried interest account setting out the operational costs and receipts (also defined). Schedule "D" also states that paragraph 2 of Schedule "C" of the 1959 Agreement, the accounting procedure, shall be followed in rendering statements. It is assumed that the reference is to Article I,

                                    Page: 70

paragraph 2 of Schedule "C" which deals with the timing and detail required in statements and billings, and not Article II itself which describes the items the operator can charge to the joint account on behalf of all the non-operators described in that schedule as being anyone or more of the non-operating parties. I further note that Schedule "C" places all of the responsibility for accounting on the shoulders of the operator. It would appear then that the operator, Columbia in this case, is required to render statements of the carried interest account to the Plaintiffs.

[285]    The Plaintiffs insist that the proviso at the end of clause 2.6 of
Schedule "D", that operational costs must be capable of being charged to the joint account under the accounting procedure (Schedule "C"), gives them the right to monitor and object to expenditures charged to the joint account, and thereby the carried interest account. Otherwise the proviso would be meaningless. They also cite Novalta Resources v. Ortynsky Exploration.93 In that case, Sulatycky, J. held that a non-operator was entitled to challenge expenditures alleged to have been made in breach of a covenant to carry on operations prudently and in accordance with good oilfield practices or in breach of the duty of good faith.

[286]    The Defendants argue that the proviso in clause 2.6 merely means that once the joint operators have approved a charge to the joint account (and thereby for inclusion in the carried interest account), it satisfies the requirements of clause 2.6 and is an operational cost. They say the Plaintiffs really want to challenge charges to the joint account under Schedule "C", the accounting procedure, but they cannot do so because they do not have the status of non-operator under that schedule. A non-operator is defined as any of the non-operating parties, and since the Plaintiffs are in a carried interest position they are not a non-operator because they are not required to pay as you go like the rest of the non-operators under the accounting procedure. They distinguish Novalta on the basis that in that case, the challenger was a working interest non-operator and not a carried interest party.

[287]    I agree with the Plaintiffs that their rights under clause 2.6 of
Schedule "D" are not as limited as the Defendants suggest. The Plaintiffs rightly point out that if the Defendants' view was correct, the joint operators could simply approve a cost to the joint account and then claim it was an operational cost whether or not the cost was reasonable under the accounting procedure, Schedule "C". I find the Plaintiffs have a right to challenge costs charged to the carried interest account through that contractual provision. If
I am wrong on that point, however, in my view the Plaintiffs can still challenge costs charged to the carried interest account on the basis that the Defendants have not operated the field in a good and workmanlike manner, as will be discussed later.

--------
93 Novalta Resources Ltd. v. Ortynsky Exploration Ltd.(1994), 18 Alta. L.R.
   (3d) 4 (Q.B.)

                                    Page: 71

4.       The Plaintiffs' Right to Audit

[288]    The Plaintiffs also claim a right to challenge charges to the carried interest account on the basis of clause 3.1 of Schedule "D", the carried interest provisions. That clause provides that the Plaintiffs have a right to receive statements and demand audits with respect to the carried interest account as though they were joint operators (non-operators) under the accounting procedure. Article I, paragraph 4 of the accounting procedure describes those audit rights as the ability to "protest or question the correctness" of charges.

[289]    The Defendants take the position that the Plaintiffs' right to audit is limited to corrections, adjustments or errors due to arithmetic or accounting errors. The Plaintiffs counter that such a limitation would be fundamentally unfair. Neither cited any authority for their respective positions.

[290]    Blacks Law Dictionary defines "Audit" as:

         Sometimes restricted to a mere mathematical calculation or process, but, in its generally accepted sense, includes an investigation and weighing of the evidence and deciding of whether entries in books are true and correct. Lumber Mut. Casualty Ins. Co. of New York v. Horowits, 1 N.Y.S.2d 191, 193, 165 Misc. 506.94

[291]    I am inclined to think the Plaintiffs' audit right is considerably broader than the position taken by the Defendants. Even so, the right to audit does not create other substantive rights. Nevertheless, I need not make any ruling on the point in light of my finding that the Plaintiffs can challenge charges to the carried interest account on the basis of clause 2.6 of Schedule "D", the carried interest provisions, and by asserting that the charges resulted from a breach of the good and workmanlike standard as will be discussed next.

5.       The Good and Workmanlike Standard

[292]    Clause F.1 of Schedule "B" of the 1959 Agreement, the operating procedure, provides, inter alia:

         F.1 The Manager Operator shall, in the conduct of the operations hereunder:

         a) conduct the same in a good and workmanlike manner and in accordance with prevailing field practice, conforming to all applicable laws, rules, orders and regulations . . .

[293]    Clause T.1 of Schedule "D" limits the liability of the Operator. It states:

--------
94 Black's Law Dictionary, 6th ed. (St Paul, Minn: West Publishing Co. 1990)

                                    Page: 72


         T.1 Except as hereinbefore provided the Manager Operator shall not be liable to any Joint Operator in damages or otherwise howsoever for anything done by the Manager Operator hereunder or for the Manager Operator's failure to do anything hereunder, except for:

         i) acts of fraud, dishonesty or gross neglect on the part of any officer of the Manager Operator in carrying out the duties of the Manager Operator under this Agreement,

         ii) the failure of the Manager Operator to remedy any default hereunder as soon as reasonably possible after the receipt by it from any Joint Operator of written notice of such default.

[294]    Clause 11.1, of Schedule "D" of the 1966 Agreement deals with
"operations generally" and states the Plaintiffs "shall not be "joint operators" under the operating procedure (defined earlier as Schedule "B" to the 1959 Agreement) except as otherwise expressly provided herein." They are then, in that same clause, given the right to vote for the manager operator as if they were a working interest.

[295]    The Defendants argue that the Plaintiffs do not have a right to enforce the good and workmanlike standard because after 1966 they were no longer joint operators. They further submit Columbia was never actually appointed as operator/manager, however it clearly took on the responsibilities and was accepted and treated by all of the parties as operator. The Defendants also argue any liability of the operator to the Plaintiffs ought to be limited by clause T.1, and the Plaintiffs have not pleaded sufficiently, nor does the evidence show gross negligence, fraud or dishonesty.

[296]    I am inclined to agree that the evidence does not come up to the standard required to show gross negligence and fraud. But that is not the standard the Plaintiffs need to meet. Schedule "D" of the 1966 Agreement does not make the Plaintiffs joint operators for the purposes of Clause T.1 which protects the operator expressly from liability to joint operators. It would seem the exclusion is excluded and Columbia cannot use it as a shield against the Plaintiffs. Ironically, this accords with Columbia's repeatedly argued position that the Plaintiffs, since 1966, were not joint operators and consequently, were not owed duties by the operator.

[297]    The Plaintiffs have a direct contractual connection with the operator, and indeed have a vote in its selection. In any event, the obligation in clause
F.1 is not limited to joint operators. In my view, the Plaintiffs are able to hold the operator to the standard set out in clause F.1, especially since the Plaintiffs, as carried interest owners, have no say in what operational expenses are incurred in the first instance.

                                    Page: 73

6.       The Nature of the Good and Workmanlike Standard

[298]    Columbia concedes that if it owes a duty to the Plaintiffs under clause
F.1 it must satisfy two requirements: to conduct operations in a good and workmanlike manner; and to conduct operations in accordance with prevailing field practice. They submit they amount to the same thing, and I agree.

[299]    The parties appear to agree that a breach of the standard would amount to negligence as was found by Moshansky, J. in Morrison Petroleums Ltd. v. Phoenix Canada Oil Co.95 In that case, the court was considering the 1981 CAPL operating procedure which required, in similar wording to the case here, that operations be conducted "in a good and workmanlike manner, in accordance with good oilfield practice."

[300]    In his judgment, Moshansky, J. said, at paragraph 96:

         There is a question however as to whether the court is entitled to consider the evidence of the plaintiff's negligence with respect to the preparation of the AFE as the part of the broad examination of the defendant's allegation of negligence on the part of the plaintiff in the planning for and drilling of the Bougie well. I equate negligence with not following good oilfield practices (Emphasis added.)

[301]    The Plaintiffs here cited a number of cases besides Morrision, all
American, to further define the standard. In the end, Columbia agreed it takes no issue with the Plaintiffs' characterization of the standard as that of a reasonably prudent operator acting in good faith and without negligence. What Columbia really argues is that on the evidence the Plaintiffs have not shown Columbia failed to meet the standard.

7.       The Plaintiffs' Admission

[302]    Before turning to the evidence, it should be noted that the Plaintiffs narrowed their original claim for a reduction of $63,504,409 to the carried interest account by a formal admission filed in these proceedings. It states:

         Pursuant to the Letter Agreement amongst Counsel for all parties to this action dated March 5, 1996, and in accordance with the provisions of Rule 230 of the Alberta Rules of Court, the Plaintiffs Canada Southern Petroleum Ltd., Magellan Petroleum Corporation and Pantepec International, Inc., hereby admit:

         1. The Plaintiffs' claim for an adjustment to the Joint Account and the Carried Interest Account, as pleaded in paragraphs 30 to 32 of the Amended Amended Statement of Claim filed herein, is limited to the

--------
95 Morrison Petroleums Ltd. v. Phoenix Canada Oil Co. (1997), 198 A.R. 81 (Q.B.)

                                    Page: 74

                  approximately $34 Million of expenditures charged to the Joint Account and to the Carried Interest Account for the period June 30, 1988 to November 30, 1993.

[303]    It might be noted that some evidence was given relating to events which occurred prior to June 30, 1988. However, that evidence was accepted, pursuant to a ruling given December 18, 1997, only insofar as it might be relevant as background to the position of the Plaintiffs with respect to the post-June 30, 1988 costs.

[304]    The Plaintiffs, in their brief, further narrowed their claim for reduction of the carried interest account as follows:

         258. The disputed costs include the costs since June 30, 1988 identified by both Mr. Baguley and Kevin Milne. The identification of these costs was agreed to by Mr. Christianson.

         259. Mr. Baguley identified the I-48 well costs that should be excluded in an amount of $11,600,339.00. These costs did not include the B-38 well costs.
         (Exhibit 392)

         260. Mr. Baguley also identified the radiography of existing welds and repair of these welds that should be excluded in an amount of $294,570.65.
         (Exhibit 392)

         261. Kevin Milne identified the facility costs that should be excluded in an amount of $13,297,540.00.
         (Exhibit 397)

         262. Kevin Milne also identified a portion of the operating costs that was attributable to the imprudent and unreasonable facility costs in amount of $1,290,611.
         (Exhibit 397)

         263. The total costs that should be excluded from the carried interest account are $26,483,060.65.

         264. This means that the stipulated amount of the carried interest account as of November 1993 is overstated by $26,483,060.65."96

--------
96 Plaintiffs' Brief pages 200-201

                                    Page: 75

8.       Analysis

[305]    The Plaintiffs' claim for a reduction of the carried interest account can be conveniently separated into two parts: the revamp of the facilities from Spring 1990 to Spring 1991; and the I-48 well.

a)       Revamp of the Facilities

[306]    From the evidence of Kevin Milne, the Plaintiffs claim facility costs in the sum of $13,297,540, and operating costs of $1,290,611. The first is based on Mr. Milne's evidence that:

          ...if my conclusions are accepted relating to an inadequacy of the project management, none of the costs of the reconstruction project would have been incurred. All those costs are the result of Columbia's failure to manage as a prudent operator. And the final costs of the reconstruction project was $13,297,540. The second cost conclusion is that even accepting that the reconstruction project was necessary, it would have cost less if Columbia had managed the project as a prudent operator. And my estimate is that it would cost - - the cost of reconstruction to remedy defects resulting from design and workmanship defects during the initial period and physical deterioration during the initial and mothball period should not be any more than the cost of a new plant which was estimated to be $8 million; the conclusion being that it should have cost not more than $8 million. The third conclusion and final conclusion relative to costs is the vapour recovery unit, and the estimated cost of the vapour recovery unit, which was unnecessary, was at least $4,966,000. If we accept that the reconstruction project was necessary and that it was managed prudently, nevertheless the vapour recovery unit was unnecessary.97

[307]    I find it impossible to reconcile Mr. Milne's first conclusion, that none of the reconstruction costs were necessary, with the Plaintiffs' acceptance of all expenditures charged to the carried interest account up to June 30, 1988. Also, Mr. Milne acknowledged during cross-examination on his qualifications that despite his extensive experience he did not have any experience in bringing a facility like Kotaneelee out of mothball after being left cold for several years, nor in estimating the costs necessary to restore such a facility.

[308]    Mr. Milne's conclusion with respect to overspending, however, is quite a different matter. We have the evidence of Mr. Milne and Glenn Christianson, qualified by the Plaintiffs as an expert in the construction of oil and gas plants, that there was over spending. Mr. Milne also said an estimate of $8 million for a new plant, which was contained in an Amoco memo, was reasonable, although I acknowledge that the author of that memo was never identified.

--------
97 Transcript pages 7005-7006

                                    Page: 76

There is no evidence of any firm request by COGLA that zero emissions were required, and evidence that the application by Anderson to cease using the vapour recovery unit ("VRU") was subsequently approved. In addition, perhaps the most telling fact is that in the midst of the construction, Columbia's co-working interest owner, Amoco, was sufficiently upset at what was going on with the revamp that they brought in Robert McTague of Optima. Mr. McTague was critical of what was going on, and as a result Columbia was removed from the job and replaced by Optima. Along the way several Columbia employees all appear to have either lost their jobs or were transferred to other projects.

[309]    Further, as the Plaintiffs rightly emphasize, there were
inconsistencies between the testimony of Raymond Kaczmer, Columbia's Supervisor of Production Operations at the time, and a memo he wrote to Mr. R.P. Harisch, a co-worker at Columbia, in March of 1991, following the project.98 The memo did not mention corrosion problems as justification in whole or in part for the length and cost of the revamp. The Defendants' answer to this criticism was that the question asked by Mr. Harisch was a different one than what delayed the project and/or caused the overrun. However, one would think this explanation would likely be in the memo, and I am disturbed that despite Mr. Kaczmer's repeated reiteration of the findings of unexpected corrosion, no record seems to appear in the very meticulous records kept by Columbia of the day-to-day progress of the job.

[310]    With respect to Mr. Milne's third conclusion that, in any event, the
VRU was unnecessary and the cost was just under $5 million, he did acknowledge if the VRU was a package the cost would be different, presumably lower, and if COGLA really did want an emission free plant it might have been a reasonable business decision. It seems to me with these qualifications to his evidence, the role of the VRU can properly be considered as part of the question of overspending.

[311]    Mr. Baguley's figure of $294,570.65 for weld repairs likewise ought to be properly considered as part of the question of overspending during the revamp.

[312]    The Defendants' attack on Mr. Milne's evidence is by way of evidence from J. Frank Davis, a very experienced engineer, who was qualified primarily in design, construction and operation of oil and gas handling, processing, treating and transportation facilities.

[313]    Mr. MacDonald, for the Plaintiffs, argues Mr. Davis was impeached on his qualifications because of doubts about whether certain material he sent for publication was in fact published, and because he claimed a Mississippi court had accepted his evidence when in fact it had been, according to the Plaintiffs, "unhesitatingly rejected."99 I do not think these

--------
98 Exhibit 1701, Transcript pages 26041-26061
99 Plaintiffs' Brief page 270, Exhibit 1736: Piney Wood Country Life School et.
   al. v. Shell Oil Company Memorandum of Opinion and Order. U.S. District Court of Mississippi Jackson Division. Filed April 24, 1989

                                    Page: 77

errors can have the effect of negating Mr. Davis' qualifications to give the evidence he did. On the other hand, however, I do not regard them as minor or irrelevant, as argued by Mr. Lebo for Columbia. I believe they do go to the weight of Mr. Davis' testimony, as at the very least they indicate a surprising degree of sloppiness or inattention in the preparation of his curriculum vitae which is presented to the Court as an indication of his credentials.

[314]    In addition, I would mention that while I found Mr. Davis to be very articulate, and even entertaining in giving his evidence, it was extremely voluminous and amounted to less, in my view, of a dispassionate opinion on the subject covered than to a lengthy advocacy of the Defendant's position thereon.

[315]    There was one short portion of Mr. Davis' evidence which, unfortunately from the Defendants' point of view, I believe revealed the weakness in the Defendants' argument that Columbia's effort during the revamp was quite within normal practice. It was in his summary of his opinion where he stated:

         When I weigh all of the documents and all of the evidence that I've looked at, my judgment is that Columbia was an average, or perhaps slightly above average, operator. With the addition of a bluebeard engineer or a heavyweight operating person, I believe that Columbia could have been a well-above-average operator. They did many things very well. But I thought that they should have done a better job on the revamp project of alerting interested parties to the possibilities of a cost overrun. That weighs in my judgment of Columbia.100 (Emphasis added).

[316]    Considering all of this evidence, I conclude Columbia did not fulfill its duty to perform the revamp in accordance with an acceptable level of good-workmanship, and an appropriate amount ought to be deducted from the carried interest account. Exactly what amount should be deducted is difficult and must be somewhat arbitrary, but I think a fair amount would be arrived at by taking the sum of $13,297,540, the actual cost of the revamp, and deducting the figure of $8 million estimated for a new plant. This is Kevin Milne's second alternative, and I accept his evidence in that regard.

[317]    With respect to operating costs, the Plaintiffs claim that Mr. Milne's report identified $1,290,611 in imprudent and unreasonable spending. However, that figure does not appear in Mr. Milne's report and in direct he was not asked about his written conclusions regarding operating costs. Mr. Milne's report did say that operating costs in 1991 and 1992 were significantly greater than in subsequent years but "some of the extraordinary costs incurred in 1991 and 1992 may have resulted from design or workmanship defects in the facilities constructed during the initial period (Emphasis added)."101 In cross-examination he confirmed

--------
100 Transcript page 20124
101 Exhibit 397

                                    Page: 78

to Mr. Lebo he could not express his professional opinion without more information.102 Therefore I conclude it is inappropriate to make any deduction from the carried interest account in that regard.

b)       The I-48 Well Workover

[318]    The Plaintiffs' claim with respect to the I-48 Well is $11,600,339. It was identified by the Plaintiffs' witness Roy Baguley, a metallurgical engineer, who testified:

         Now those costs that I have read are after June of 1988, and I assumed those costs were due to corrosion, and I believed those costs were due to corrosion, and that cost is shown in table IV of the report.103

[319]    Mr. Baguley was qualified as an expert in the fields of metallurgy, materials and welding. He professed no expertise or experience in petroleum, chemical or production engineering. Despite this, the Plaintiffs base their argument with respect to the I-48 costs on Mr. Baguley's comments. Essentially they argue that the Defendants failed to protect the well against corrosion, in particular by failing to install a tubing plug as required by COGLA.

[320]    The Defendants counter with the evidence of two witnesses: Bryan
Jackson, Columbia's drilling engineer, who testified in detail as to all of the steps taken with I-48 and the reasons for them; and Robert Tuttle, a petroleum engineer whose 50 some year career focussed on research, operational applications, development of industry standards and scholarly publications relating to corrosion in oil and gas wells.

[321]    Mr.Tuttle's evidence on the general question was as follows:

         Q And in your opinion, sir, was the work-over and subsequent sidetracking of I-48 in 1990 and 1991 attributable to a failure of the operator to pay due attention to corrosion protection?

         A No, I don't think so. The reason for the sidetrack was a failure in the bottom of the well, the corrosion -- the high corrosion rate. The operator at this point in time had no way of cleaning the well up. There was no market for the gas, so he had no way of producing for a long enough time to remove those corrosive fluids from the bottom of the hole.

         Q And just so we're clear, you're now speaking about back in 1980?

--------
102 Transcript page 7288
103 Transcript page 6674

                                    Page: 79

         A Yes. So the wells were shut-in in a situation where corrosion was apt to occur if the fluids flowed back into the reservoir -- into the wellbore. There was no opportunity to clean the well up.

         Q Now, sir, if you assume that somewhere between 11 and $12 million Canadian was spent on reworking the I-48 well in 1990 and 1991, in your opinion, is that a lot of money for a well of this nature?

         A No. Considering the work, there was extensive work that was done in this particular well by the sidetracking operation and having to shut off the bottom of the well, the whole process. This would seem to me to be a reasonable cost. For example, most of our wells in south Louisiana, which is close to New Orleans or -- and in south Texas, which is close to Houston. In order of magnitude, a reasonable AFE estimate for just replacing the tubing -- you know, pulling in the tubing and replacing it and then doing some minor work -- would have been in the order of 2 to $3 million. Those were often supplemented and very often did approach the $10 million range, depending on the difficulty of the operation, and that's U.S. dollars. So the $11 million, which I would assume at that time was like $8 million U.S. money, seemed like a very reasonable value for the extensive work that occurred.104

[322]    And with particular regard to the failure to use a tubing plug was:

         Q All right. And my question for you, sir, is whether, in your opinion, if a tubing plug had been placed in this well, in the packer and tailpipe assembly at approximately 3600 metres, would it have had any impact on preventing corrosion in the casing below that level, sir?

         A No, I don't see how it could possibly have any effect on the casing corrosion.

         Q        Why do you say that, sir?

         A        Because it only affects the internal portion of the tubing.
                  That's the only part that's protected by the tubing plug.

         Q All right. So is it your opinion that it would have had no impact on the casing below or above the packer, then?

--------
104 Transcript page 21694

                                    Page: 80

         A        That's correct.105

[323]    In light of all the evidence relating to the I-48 well, and in particular that of Mr. Tuttle, I find that the Plaintiffs' claim for the $11,600,339 has not been made out.

9.       Conclusion

[324]    In the result, I conclude only the sum of $5,297,540 should be deducted from the carried interest account and I so direct.

D.       THE PROCESSING FEE ISSUE

1.       Basis for a Gas Processing Fee

[325]    The gas processing fee issue arises from the 1988 counterclaim filed by three Amoco Defendants, Amoco Canada, Dome and Amoco Production (i.e. not Amoco Canada Resources) against the Plaintiffs, Mobil Oil Canada Ltd., Canadian Superior Oil Ltd., Columbia and Esso Resources of Canada Ltd. The claim is based on the provisions of Article IX in the 1966 Agreement:

         9.1 If A-D-P during the period in which C-M-O holds the C-M-O carried interest in the Blocks or any of them as aforesaid, proposes to construct gas gathering systems and a gas processing plant for the purpose of putting natural gas from that Block or those Blocks in a marketable state or otherwise to process it for the removal of liquids and/or sulphur, A-D-P shall advise C-M-O of such proposal . . .

         9.2 ...Whether the said plant and gas gathering systems are constructed by C-M-O and A-D-P or solely by A-D-P, the cost of construction, operation and maintenance thereof, and the receipts and revenues therefrom, shall not be added to the operational costs or the operational receipts respectively for the purposes of the C-M-O carried interest, but the following provision of this Article shall apply thereto:

                  (a) The said gathering systems and plant shall be owned and operated by the parties hereto who bear the cost thereof as provided in this clause 9.2 and as a project separate and apart from the ownership and operation of the lands subject hereto.

                  (b) The owners of the said gathering systems and plant shall have and are hereby exclusively granted the right to gather and process the

--------
105 Transcript page 21680

                                    Page: 81

                           gas produced from the lands subject hereto and to the Main Agreement which are (or are to be) served by the said gathering systems and plant, and to charge for such gathering and processing a fee or charge which will limit cumulative net revenue to the said owners of the said gathering systems and plant in accordance with the principles expounded in the Alberta Public Utilities Board's Shell-Jumping Pound decision of December, 1961, assuming the following in applying such principles:

[326]    There follows under sub-subheadings (a) through (g) such items as rate of return, debt equity ratio, interest rates, income tax allowance and depreciation, and the clause continues in subheading (c):

                  (c) The operational costs for a Block shall include the fee or charge which is made under subclause (b) for gathering and processing the gas produced from that Block while C-M-O holds the C-M-O carried interest therein . . .

2.       Background

[327]    As related in the History, a plant was built on the Kotaneelee site in the late 1970's. There is a long history of commentary, position taking, negotiation, and disagreement between the parties, primarily the Plaintiffs and Amoco, as to whether the plant, mothballed in 1983 and de-mothballed and modified in 1990, was intended to be covered by these provisions. Amoco says it was and the Plaintiffs say it was not. Both argue that the other, by words or conduct over the years, have acknowledged the position of the other to be correct. The non- Amoco Defendants make no argument one way or the other, but say it is an issue which must be resolved by the Court and that they will abide by the result. Recent statements prepared by the Defendant Anderson, successor to Columbia as operator, do not show a processing fee, but do contain a statement to the effect that not all of the working interest owners agree on the amounts shown for operational expenses. Amoco has calculated such a fee and has included it in statements of their own. Both Amoco and the Plaintiffs have put the matter in issue in the pleadings.

[328]    Late in the trial the Plaintiffs applied for an order that they begin receiving payments from the carried interest account based on Anderson's statements. On April 10, 2000 after two days of argument, I ruled that the Defendants were properly in receipt of the revenues in question until they exceeded expenses and the question of expenses was before the Court. The Plaintiffs could only obtain the interim relief they sought if they could bring themselves within the authorities relating to prejudgment orders, and they could not. The Plaintiffs appealed this ruling to the Court of Appeal, but that court ruled the appeal was premature and ought to be argued after judgment in this action.

                                    Page: 82

3.       Analysis

[329]    The Plaintiffs make three arguments in support of their position that it is inappropriate for a gas processing fee to be charged to the carried interest account and, in effect, to them. First, they say that the provisions of
Article IX in the 1966 Agreement were superceded by the 1977 Agreement, by which Columbia was given the opportunity to earn an interest in the field. They argue that under the terms of the 1977 Agreement, Columbia undertook to drill a test well and, under clause VIII, if the test well was capable of producing natural gas in paying quantities to undertake "at its sole cost, risk and expense to provide the necessary facilities to place the Test Well on production." Aside from the fact this position was neither pleaded nor referred to in any evidence put before the Court, it requires that the reference to "completion" in the heading of clause VIII be construed to include not only the earning well, but also the plant. The Defendants argue the language of the Agreements cannot be so construed, and I agree.

[330]    The Plaintiffs' second argument relates to the question whether the non-Amoco Defendants have somehow agreed to the Plaintiffs' argument as to a gas processing fee. I ruled against the Plaintiffs on this point on April 10, 2000, and my view on that matter is unchanged.

[331]    The third argument of the Plaintiffs is that the plant in question is not a gas processing plant as defined in the 1966 Agreement. In short, the Plaintiffs argue the plant is neither a "gas processing plant" nor was it constructed for the "purpose of putting natural gas in a marketable state." Their evidence on the point was given by Kevin Milne, the engineer who also gave evidence with respect to the revamp of the plant and who at one time actually worked at the Jumping Pound plant.

[332]    In his testimony Mr. Milne said the following:

         I conclude that the facilities included as gas processing facilities in the DTT Report are not facilities for putting natural gas in a marketable state for these reasons:

                  - the main function of the Kotaneelee facilities is to remove water from the produced gas

                  - the produced gas with water removed is not in a marketable state.

                  Secondly:

                  I conclude that the facilities included as a gas processing plant in the DTT Report are not a gas processing plant for these reasons:

                                    Page: 83

                  - the Kotaneelee facilities dehydrate the gas and a dehydrator is not a gas processing plant

                  - the Kotaneelee facilities do not recover natural gas liquids or sulphur and a gas processing plant recovers natural gas liquids or sulphur.106

[333]    Mr. Milne based his conclusions on definitions contained in the Alberta
Gas Conservation Act as follows:

         . . . marketable gas means a mixture mainly of methane originating from raw gas, if necessary through the processing of the raw gas for the removal or partial removal of some constituents, and which meets specifications for use as a domestic, commercial or industrial fuel or as an industrial raw material . . .

         . . .processing plant means a plant for the extraction from gas of hydrogen sulphide, helium, ethane, natural gas liquids or other substances, but does not include a well head separator, treator, or dehydrator.107

[334]    He also looked at other definitions commonly used by the Gas Processing
Association of America including:

         . . . gas processing means the separation of constituents from natural gas for the purpose of making saleable products and also for treating the residue gas to meet required specifications . . .

         . . . gas processing plant means a plant which processes natural gas for recovery of natural gas liquids and sometimes other substances such as sulphur . . . 108

[335]    Mr. Milne acknowledged that the word "processing" as distinct from
"processing of natural gas" is a general term meaning causing a change of state in a substance, and so virtually everything that happens in a production facility can be said to be "processing." He also acknowledged that non-technical people might and in various publications do use the term gas processing plants to refer to plants such as Kotaneelee. He maintained his view that there are proper definitions for gas processing plant and gas processing in the industry, and the Kotaneelee plant does not comply with those definitions.

[336]    Rather surprisingly, the Defendants did not counter Mr. Milne's evidence with direct evidence of an expert. Even Frank Davis who certainly had lengthy experience with gas plant

--------
106 Transcript pages 26953-26954
107 Transcript pages 26943-26944
108 Transcript page 26944


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                                    Page: 84

construction and who was on the witness stand for some 21 days, was only asked by Defendants' counsel a question as to what he would call the Kotaneelee plant. He replied that in the 1950's it would be a gas conditioning plant, and by 1978 it would be called a gas processing plant. He said nothing about 1966, the year of the Agreement, and the subject was not pursued any further.

4.       Conclusion

[337]    I am reluctant to make any finding of an admission on the part of the
Plaintiffs or Amoco based on all of the comments referred to, mainly in documents authored by individuals not called as witnesses for one reason or another. It seems to me they all amount to commentary on a legitimate question which had been raised as to the effect of Article IX in the 1966 Agreement, and in my view, it remains a legitimate question today.

[338]    Apart from all of the comments of individuals closely associated with the Plaintiffs, raised by Amoco, the main thrust of the Amoco argument on the meaning of Article IX of the 1966 Agreement is to point to the large number of references in the voluminous exhibits to gas processing facilities or gas processing, that include or would include Kotaneelee. They do not point to any evidence that deals directly with the question of whether it appears the parties intended the situation to be governed by a processing fee calculated by the quite complicated method which came to be known as the "jumping pound formula".

[339]    The only witness who in my view dealt directly with that question is the Plaintiffs' witness, Kevin Milne. He was highly qualified to give the evidence he did and gave very clear testimony that he did not believe the qualifications contained in Article IX were met by the Kotaneelee plant. He stood up well in my view under very competent, searching cross- examination. I accept his evidence on this matter and find, in the circumstances, a charge to the carried interest account of a gas processing fee is not appropriate.

V.       FINDINGS

A.       LIMITATIONS

[340]    In view of my findings that the obligation in clause 3.1(D) is a continuing obligation and that in any event the Defendants did not breach that obligation, the question of limitations is moot.

B.       PRAYERS FOR RELIEF

[341]    The Pleadings in the three actions before me contain a substantial number of requests for relief. For the Reasons I have given, I make the following rulings:



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                                    Page: 85

         Action 9001-03466
         Canada Southern Petroleum v. Amoco Canada Petroleum Company et al

[342]    The Plaintiffs' claims against the Defendants in paragraphs (a), (b),
(c), (d), (e), (f), (g), (h) and (j) of the Prayer for Relief in the amended amended statement of claim are dismissed. With respect to paragraph (i), an Order will issue declaring the operational costs included in the carried interest account is to be reduced by $5,297,540. The matter of costs is discussed in the context of all three actions below.

[343]    As previously stated, I consider the amended counterclaim brought by
Anderson to have been abandoned.

         Action 8901-15660
         Canada Southern Petroleum et al v. Columbia Gas Development of Canada et al

[344]    There was some controversy about this claim, and in particular the
Plaintiffs' request for a declaration that interest cannot accrue or be charged upon expenditures for the joint account. Considerable time was spent distinguishing between the "joint account" and the "carried interest account," and ultimately it appeared the parties recognized the Plaintiffs were concerned about the potential for interest being charged to the carried interest account. Through the course of the trial it became further apparent that the parties agree such interest cannot and has not been charged. I note as well the Plaintiffs did not include it in their list of issues identified in the conditional certificate of readiness filed in March of 1996. Consequently, I consider that request for relief to have been abandoned.109

[345]    The Plaintiffs' second request for relief asked for a declaration that expenditures for gathering lines and dehydration equipment are expenditures for the joint account. This is essentially the same issue as raised in the third action, Amoco's counterclaim regarding a gas processing fee. As stated I find there is no basis for a gas processing fee and grant the Plaintiffs this relief.

         Action 8801-13549
         Allied-Signal Inc. v. Dome Petroleum Limited
         And Between
         Amoco Canada Petroleum Company et al v. Canada Southern Petroleum et al

[346]    The Plaintiffs by Counterclaim request, in paragraph (3) of the Prayer for Relief, a declaration that the earliest feasible development and marketing of oil and/or gas found on the properties has occurred. My finding that the obligation is of a continuing nature makes this form of relief inappropriate. However, the dismissal of the Plaintiffs' claim for a breach would seem to amount to the same thing, at least as of the date of trial.

--------
109 Transcript pages 2183 and 1679, Exhibit 250, Columbia Brief page 124


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                                    Page: 86


[347]    The relief requested in paragraphs (1), (2), (4) and (5) are dismissed.

[348]    The remaining requests for relief in paragraphs (6) through (12) relate to the question of the proper forum for the resolution of issues between the parties, and a request for a permanent injunction restraining the Plaintiffs Canada Southern, Magellen and Pantepec from proceeding against the Defendants in any forum other than Alberta.

[349]    In December of 1988, Medhurst, J. ruled that Alberta is the forum conveniens and granted Amoco's application for an interlocutory injunction restraining Canada Southern from further prosecuting or taking any steps on their own behalf, and as alleged trustee for Magellan and Pantepec in the Florida action. Canada Southern was further restrained from bringing any action against Allied or the Plaintiffs or Defendants by counterclaim regarding any alleged breaches of the marketing clause except in this Court.

[350]    For the reasons given by Medhurst, J., I too find that Alberta is the forum conveniens for all matters between the parties relating to the Kotaneelee field, and I order that the injunction be made permanent.

C.       COSTS

[351]    Costs may be spoken to if and when necessary.



DATED at Calgary, Alberta this 14th day of September, 2001.


                                                      --------------------------
                                                         J.C.Q.B.A.
VI.      APPENDIX

A&S                        Alberta & Southern Gas Co. Ltd.
A-D-P                      Alminex, Pan Am, Dome and Provo Gas
AFE                        Authority for Expenditures
Anderson                   Anderson Oil and Gas Inc.
Allied                     Allied-Signal Inc.
Alminex                    Alminex Limited
Amoco                      Collectively, Amoco Canada Petroleum Company Ltd.,
                           Amoco Canada Resources Ltd., Dome Petroleum Limited
                           and Amoco Production Company
Amoco Canada               Amoco Canada Petroleum Company Ltd.


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                                    Page: 87

Amoco Group                Collectively, Amoco Canada Petroleum Company Ltd.,
                           Amoco Canada Resources Ltd., Dome Petroleum Limited
                           and Amoco Production Company
Amoco Production           Amoco Production Company
Amoco Resources            Amoco Canada Resources Ltd.
Anderson                   Anderson Oil & Gas Inc.
BCPC                       British Columbia Petroleum Corporation
BP Amoco                   Amoco Corporation in the United States
Canada Southern            Canada Southern Petroleum Ltd.
Catawba                    Catawba Corporation
C-M-O Group                Collectively Canada Southern, Magellan, Pantepec
COGLA                      Canada Oil and Gas Lands Administration
Columbia                   Columbia Gas Development of Canada Ltd.
Dome                       Dome Petroleum Limited, now Amoco Canada Resources
                           Ltd.
EOR                        Enhanced Oil Recovery
Esso                       Esso Resources of Canada Limited
H-S Group                  Collectively Home, Kern, Alminex, United and Signal
Home                       Home Oil Company Ltd.
Imperial                   Imperial Oil Resources Limited
Inland                     Inland Natural Gas Marketing Ltd.
Kern                       Kern County Land Company
LDC                        Local Distribution Companies (B.C. Hydro, Inland
                           Natural Gas and Pacific Northern Gas)
Magellan                   Magellan Petroleum Corporation
MichCon                    Michigan Consolidated
mmcf/d                     million cubic feet of gas per day
Mobil                      Collectively Mobil Resources Ltd., Mobil Oil Canada
                           Ltd., and Mobil Oil Canada Properties
NEB                        National Energy Board
Oil Investments            Oil Investments, Inc.
O'Rourke                   O'Rourke Engineering
Pan Am                     Pan American Petroleum Corporation
Pantepec                   Pantepec International, Inc.
Provo Gas                  Provo Gas Producers Ltd.
Signal                     Signal Oil & Gas Company
Texas Gas                  Texas Gas Transmission Corporation
TOP                        Take or pay
United                     United Oils Limited
VRU                        Vapour Recovery Unit
Westcoast                  Westcoast Transmission Company Ltd.
WNG                        Washington Natural Gas




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